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TABLE OF CONTENTS
TABLE OF CONTENTS

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
5.125% Cumulative Mandatory Convertible Preference Shares(1)	$862,500,000	$26,479

(1)
Includes common shares of Bunge Limited as may be issued upon the conversion of, or as dividends or bonus issues on, 5.125% Cumulative Mandatory Convertible Preference Shares and any Series A Preference Share purchase rights that may become attached to each such common share that may be issued.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 19, 2007

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-138662

750,000 Shares

Bunge Limited
5.125% Cumulative Mandatory Convertible Preference Shares
(Liquidation Preference $1,000 per share)

        We are offering 750,000 shares of our 5.125% Cumulative Mandatory Convertible Preference Shares, which we refer to as our mandatory convertible preference shares. The annual dividend on each mandatory convertible preference share is $51.25 and is payable quarterly in cash, common shares or a combination of cash and common shares, on each March 1, June 1, September 1 and December 1, commencing March 1, 2008. Each mandatory convertible preference share has an initial liquidation preference of $1,000 per share, plus accumulated and unpaid dividends (whether or not declared).

        Each mandatory convertible preference share will automatically convert on December 1, 2010, into between 8.2190 and 9.6984 of our common shares, subject to anti-dilution adjustments, depending on the average daily volume-weighted average price per common share over the 20-trading day period ending on the third trading day prior to such date. At any time prior to December 1, 2010, holders may elect to convert each of our mandatory convertible preferred shares into 8.2190 common shares, subject to anti-dilution adjustments.

        Our common shares are listed on the New York Stock Exchange under the symbol "BG." On November 1, 2007, the last reported sale price of our common shares was $103.11 per share. The mandatory convertible preference shares will not be listed on any securities exchange or included in any automated quotation system.

        The underwriter has an option to purchase a maximum of 112,500 additional mandatory convertible preference shares solely to cover over-allotments.

        Investing in the mandatory convertible preference shares involves risks. See "Risk Factors" beginning on page S-13 of this prospectus supplement and on page 2 of the accompanying prospectus.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Bunge Limited
Per Mandatory Convertible Preference Share	$990.00	$10.00	$980.00
Total	$742,500,000	$7,500,000	$735,000,000

(1)
Plus accumulated dividends, if any, from November 7, 2007

        Delivery of the mandatory convertible preference shares in book-entry form will be made on or about November 7, 2007.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Citi

The date of this prospectus supplement is November 1, 2007.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

        Unless the context otherwise requires, references to "we," "us" or "our" refer collectively to Bunge Limited and its subsidiaries.

i

        Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our preference and common shares to and between non-residents of Bermuda for exchange control purposes provided any of our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus supplement will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement.

ii

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties, trends and other factors discussed under the headings "Risk Factors" in this prospectus supplement and the accompanying prospectus, under the headings "Item 1. Business—Business Overview," "Item 1A. Risk Factors," "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2006 (the "2006 Annual Report") as updated by our Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on November 1, 2007, and in our Quarterly Reports for the quarterly period ended March 31, 2007 and June 30, 2007 (the "Quarterly Reports") under the headings "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 1A. Risk Factors." Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

  •
  our operations, competitive position, strategy and prospects;

  •
  industry conditions, including the prices of agricultural commodities, energy and freight, cyclicality of the agribusiness industry, unpredictability of the weather and the impact of crop and animal disease on our business;

  •
  estimated demand for the commodities and other products that we sell;

  •
  the effects of economic, political or social conditions and changes in foreign exchange policy or rates;

  •
  our ability to complete, integrate and benefit from acquisitions, joint ventures and strategic alliances;

  •
  governmental policies affecting our business, including agricultural and trade policies;

  •
  our funding needs and financing sources; and

  •
  the outcome of pending regulatory and legal proceedings.

        In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus supplement.

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We would like to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein.

iii

SUMMARY

        This is only a summary and therefore does not contain all the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section elsewhere in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and the related notes before deciding whether or not to purchase the mandatory convertible preference shares.

Our Business

        We are a leading global agribusiness and food company operating in the farm-to-consumer food chain. In 2006, we had total net sales of $26,274 million. We believe we are:

  •
  the world's leading oilseed processing company, based on processing capacity;

  •
  the largest producer and supplier of fertilizer to farmers in South America, based on volume; and

  •
  a leading seller of bottled vegetable oils worldwide, based on sales.

        We conduct our operations in three divisions: agribusiness, fertilizer and food products. These divisions include four reporting segments: agribusiness, fertilizer, edible oil products and milling products.

        Agribusiness.    Our agribusiness division is an integrated business involved in the purchase, storage, transport, processing and sale of grains and oilseeds. Our agribusiness operations and assets are primarily located in North and South America and Europe, and we also have operations in India and China and marketing and distribution offices throughout the world.

        Fertilizer.    Our fertilizer division is involved in every stage of the fertilizer business, from mining of raw materials to the sale of fertilizer products. The activities of our fertilizer division are primarily located in South America.

        Food Products.    Our food products division consists of two business segments: edible oil products and milling products. These segments include businesses that produce and sell food products such as edible oils, shortenings, margarine, mayonnaise and milled products such as wheat flours and corn products. The activities of our food products division are primarily located in North America, Europe, Brazil and India.

        Bunge Limited is a limited liability company formed under the laws of Bermuda. Bunge Limited has its principal executive offices and corporate headquarters at 50 Main Street, White Plains, New York 10606, and its telephone number is (914) 684-2800. Bunge Limited's registered office is located at 2 Church Street, Hamilton, HM 11, Bermuda.

Preliminary Financial Results for the Three and Nine Months Ended September 30, 2007

        The following information is preliminary and, as a result, during the course of Bunge's preparation of its final consolidated financial statements and the related notes and the completion of its quarterly closing procedures and analyses, Bunge may identify items that would require it to make adjustments to the preliminary financial results presented in this prospectus supplement. In addition, Deloitte & Touche LLP, Bunge's independent auditor, has not completed its quarterly review procedures for the three-month period ended September 30, 2007.

        The preliminary financial results presented in this prospectus supplement have been prepared on a basis consistent with Bunge's consolidated financial statements incorporated by reference in this prospectus supplement. These preliminary financial results are not necessarily indicative of the results to be expected for the full year or any future period. These preliminary financial results should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2006 Annual Report and our audited financial statements and the related notes for the year ended December 31, 2006 (as updated and as contained in our Current Report on Form 8-K filed with the SEC on November 1, 2007) and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated financial statements and the related notes for the quarterly periods ended March 31, 2007 and June 30, 2007 contained in our Quarterly Reports filed with the SEC.

        Agribusiness.    Results increased in all regions during the three months ended September 30, 2007. Improved performances in Europe and South America were driven by higher grain origination and oilseed processing margins. North America benefited from strong grain export volume. Distribution results improved due to strong global demand and improved margins. Risk management strategies worked well during the three months ended September 30, 2007.

        Fertilizer.    The strong performance in fertilizer during the three months ended September 30, 2007 was due to higher margins, which benefited from higher international prices for imported fertilizers and raw materials, as products are priced to import parity. As expected, demand for fertilizer products slowed in the three months ended September 30, 2007 after above trend line volume growth in the first half of the year, and was slightly lower when compared to the same period last year.

        Edible Oil Products.    Edible oil results for the three months ended September 30, 2007 were negatively impacted by higher operating expenses, which include investments to grow the business in Europe and Asia. Volumes and margins have not yet reached the critical mass level to support improved results. Margins in Europe were negatively impacted by high raw material costs, but were partly offset by margin improvements in other parts of the world.

        Milling Products.    Higher results in the three months ended September 30, 2007 were mainly due to increased volume and improved product mix in corn milling.

        Financial Costs.    Interest expense increased during the three months ended September 30, 2007 due to higher average borrowings, mostly resulting from the higher prices of agricultural commodity inventories which drove higher average working capital levels. Foreign exchange gains, incurred primarily on the net U.S. dollar-denominated monetary liability positions of our Brazilian subsidiaries, were $56 million in the three months ended September 30, 2007. These gains largely offset foreign exchange losses on inventories included in gross profit.

        Income Taxes.    The effective tax rate for the nine months ended September 30, 2007 was 26% compared to 11% for the same period in 2006. The increase in the effective tax rate was primarily due to increases in operating earnings in higher tax jurisdictions.

        Minority Interest.    Minority interest increased during the three months ended September 30, 2007 when compared to the same period in 2006 due to higher earnings at Fosfertil.

        Cash Flow.    Cash flow provided by operations in the three months ended September 30, 2007 was $134 million compared to cash flow used by operations in three months ended September 30, 2006 of $148 million. For the nine months ended September 30, 2007, cash flow used by operations increased to $642 million from $548 million in the same period in 2006, driven by significant increases in commodity prices.

Consolidated Statements of Income

	Quarter Ended September 30,			Nine Months Ended September 30,
			Percent Change			Percent Change
	2007	2006		2007	2006
	(in millions, except per share data and percentages) (unaudited)			(in millions, except per share data and percentages) (unaudited)
Net sales	$12,676	$6,965	82%	$30,786	$18,591	66%
Cost of goods sold	(11,769)	(6,480)	82%	(29,047)	(17,534)	66%

Gross profit	907	485	87%	1,739	1,057	65%
Selling, general and administrative expenses	(353)	(255)	38%	(925)	(700)	32%
Interest income	44	29	52%	112	87	29%
Interest expense	(52)	(41)	27%	(144)	(143)	1%
Interest expense on readily marketable inventories	(50)	(25)	100%	(107)	(51)	110%
Foreign exchange gain (loss)	56	7		178	35
Other income (expense)—net	(5)	3	(267)%	(2)	7	(129)%

Income from operations before income tax	547	203	169%	851	292	191%
Income tax expense	(145)	(25)		(221)	(33)

Income from operations after income tax	402	178	126%	630	259	143%
Minority interest	(57)	(19)	200%	(104)	(38)	174%
Equity in earnings of affiliates	6	10	(40)%	7	36	(81)%

Net income	351	169	108%	533	257	107%
Convertible preference share dividends	(8)	—		(25)	—

Net income available to common shareholders	$343	$169	103%	$508	$257	98%

Earnings per common share—diluted(1)	$2.70	$1.40	93%	$4.12	$2.13	93%

Weighted—average common shares outstanding—diluted(1)	129,794,933	120,804,750		129,505,800	120,760,305

(1)
The dilutive effect of the 7,483,740 weighted average common shares which would be issuable upon conversion of Bunge's 4.875% cumulative convertible perpetual preference shares, is included in the earnings per common share-diluted calculation for the quarter and nine months ended September 30, 2007 because the effect of the conversion would have been dilutive.

Consolidated Segment Information(1)(2)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended September 30,			Nine Months Ended September 30,
			Percent Change			Percent Change
	2007	2006		2007	2006
	(in millions, except volumes and percentages) (unaudited)			(in millions, except volumes and percentages) (unaudited)
Volumes (in thousands of metric tons):
Agribusiness	31,168	26,155	19%	86,261	75,156	15%
Fertilizer	4,033	4,069	(1)%	9,529	7,657	24%
Edible oil products	1,418	1,264	12%	4,069	3,511	16%
Milling products	1,097	995	10%	3,010	2,962	2%

Total	37,716	32,483	16%	102,869	89,286	15%

Net sales:
Agribusiness	$9,663	$4,838	100%	$23,396	$13,438	74%
Fertilizer	1,256	883	42%	2,664	1,684	58%
Edible oil products	1,384	1,002	38%	3,782	2,755	37%
Milling products	373	242	54%	944	714	32%

Total	$12,676	$6,965	82%	$30,786	$18,591	66%

Gross profit:
Agribusiness	$538	$258	109%	$911	$538	69%
Fertilizer	245	114	115%	482	201	139%
Edible oil products	79	81	(2)%	232	220	5%
Milling products	45	32	41%	114	98	16%

Total	$907	$485	87%	$1,739	$1,057	65%

Selling, general and administrative expenses:
Agribusiness	$(173)	$(141)	23%	$(451)	$(360)	25%
Fertilizer	(82)	(52)	58%	(199)	(141)	41%
Edible oil products	(74)	(46)	61%	(211)	(152)	39%
Milling products	(24)	(16)	50%	(64)	(47)	36%

Total	$(353)	$(255)	38%	$(925)	$(700)	32%

Foreign exchange gain (loss):
Agribusiness	$35	$(2)		$88	$(20)
Fertilizer	31	(3)		97	38
Edible oil products	1	(1)		3	2
Milling products	—	—		(3)	—

Total	$67	$(6)		$185	$20

Interest income:
Agribusiness	$9	$7	29%	$23	$20	15%
Fertilizer	17	13	31%	48	44	9%
Edible oil products	1	1		2	2
Milling products	—	—		1	2	(50)%

Total	$27	$21	29%	$74	$68	9%

Interest expense:
Agribusiness	$(90)	$(52)	73%	$(211)	$(139)	52%
Fertilizer	(4)	(5)	(20)%	(14)	(28)	(50)%
Edible oil products	(7)	(7)	—%	(23)	(22)	5%
Milling products	(1)	(2)	(50)%	(3)	(5)	(40)%

Total	$(102)	$(66)	55%	$(251)	$(194)	29%

Segment operating profit (loss):
Agribusiness	$319	$70	356%	$360	$39	823%
Fertilizer	207	67	209%	414	114	263%
Edible oil products	—	28	(100)%	3	50	(94)%
Milling products	20	14	43%	45	48	(6)%

Total(3)	$546	$179	205%	$822	$251	227%

Income from operations before income tax:
Segment operating profit	$546	$179	205%	$822	$251	227%
Unallocated income—net(4)	1	24	(96)%	29	41	(29)%

Income from operations before income tax	$547	$203	169%	$851	$292	191%

Depreciation, depletion and amortization:
Agribusiness	$38	$31	23%	$108	$91	19%
Fertilizer	37	33	12%	107	97	10%
Edible oil products	15	14	7%	44	40	10%
Milling products	5	4	25%	12	11	9%

Total	$95	$82	16%	$271	$239	13%

(1)
In the first quarter of 2007, Bunge reclassified certain product lines from the edible oil products segment to the agribusiness segment. As a result, amounts for the quarter and nine months ended September 30, 2006 have been reclassified to conform to the current period presentation.

(2)
Impairment and restructuring charges in the quarter ended September 30, 2007 consisted of $1 million in the agribusiness segment and $1 million in the edible oil products segment. Impairment and restructuring charges in the nine months ended September 30, 2007 consisted of $5 million in the agribusiness segment and $5 million in the edible oil products segment. These 2007 impairment charges were recorded in cost of goods sold. Impairment and restructuring charges in the nine months ended September 30, 2006 consisted of $20 million in the agribusiness segment and $2 million in the edible oil products segment, which were recorded in cost of goods sold, and $2 million in the fertilizer segment, which was recorded in selling general and administrative expenses.

(3)
Total segment operating profit, which is the consolidated segment operating profit of all of Bunge's operating segments, is Bunge's consolidated income from operations before income tax that includes interest income of each segment and an allocated portion of the foreign exchange gains and losses and of interest expense relating to debt financing operating working capital, including readily marketable inventories.

Total segment operating profit is a non-GAAP financial measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP financial measure. Total segment operating profit is a key performance measurement used by Bunge's management to evaluate whether operating activities cover the financing costs of its business. Bunge believes total segment operating profit is a more complete measure of its operating profitability, since it allocates foreign exchange gains and losses and the cost of debt financing working capital to the appropriate operating segments. Additionally, Bunge believes total segment operating profit assists investors by allowing them to evaluate changes in the operating results of its portfolio of businesses before non-operating factors that affect net income. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to income from operations before income tax or any other measure of consolidated operating results under U.S. GAAP.

          Below is a reconciliation of income from operations before income tax to total segment operating profit:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in millions)
Income from operations before income tax	$547	$203	$851	$292
Unallocated income—net(a)	(1)	(24)	(29)	(41)

Total segment operating profit	$546	$179	$822	$251

      (a)
      Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge's operating segments.

(4)
Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge's operating segments.

Condensed Consolidated Balance Sheets

	September 30, 2007	December 31, 2006	September 30, 2006
	(in millions) (unaudited)
Current assets:
Cash and cash equivalents	$845	$365	$287
Trade accounts receivable	2,697	1,879	2,008
Inventories	5,622	3,684	3,430
Deferred income taxes	142	149	100
Other current assets	4,454	2,316	1,979

Total current assets	13,760	8,393	7,804
Property, plant and equipment, net	3,967	3,446	3,165
Goodwill	251	236	189
Other intangible assets, net	112	99	123
Investments in affiliates	684	649	637
Deferred income taxes	939	714	569
Other non-current assets	1,113	810	734

Total assets	$20,826	$14,347	$13,221

Current liabilities:
Short-term debt	$1,529	$454	$771
Current portion of long-term debt	106	156	156
Trade accounts payable	3,614	2,328	2,008
Deferred income taxes	118	54	41
Other current liabilities	3,589	1,523	1,313

Total current liabilities	8,956	4,515	4,289
Long-term debt	3,480	2,874	3,114
Deferred income taxes	178	180	146
Other non-current liabilities	904	700	577
Minority interest in subsidiaries	602	410	381
Shareholders' equity	6,706	5,668	4,714

Total liabilities and shareholders' equity	$20,826	$14,347	$13,221

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2007	2006
	(in millions) (unaudited)
OPERATING ACTIVITIES
Net income	$533	$257
Adjustments to reconcile net income to cash used for operating activities:
Foreign exchange gain on debt	(167)	(93)
Impairment of assets	10	20
Bad debt expense	39	35
Depreciation, depletion and amortization	271	239
Stock-based compensation expense	31	7
Deferred income taxes	(64)	(50)
Decrease in the allowance for recoverable taxes	—	1
Minority interest	104	38
Equity in earnings of affiliates	(7)	(36)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(557)	(236)
Inventories	(1,571)	(551)
Prepaid commodity purchase contracts	(103)	(111)
Secured advances to suppliers	124	258
Trade accounts payable	908	113
Advances on sales	(79)	(54)
Unrealized net gain on derivative contracts	(199)	(124)
Accrued liabilities	126	30
Other—net	(41)	(291)

Cash used for operating activities	(642)	(548)
INVESTING ACTIVITIES
Payments made for capital expenditures	(382)	(315)
Investments in affiliates	(36)	(68)
Acquisitions of businesses	(31)	(29)
Proceeds from disposal of property, plant and equipment	18	8
Related party loan repayments	1	19
Return of capital from affiliate	—	13
Proceeds from sale of investments	—	11

Cash used for investing activities	(430)	(361)
FINANCING ACTIVITIES
Net change in short-term debt	1,018	339
Proceeds from long-term debt	1,576	761
Repayments of long-term debt	(1,041)	(213)
Proceeds from sale of common shares	23	11
Dividends paid to common shareholders	(59)	(54)
Dividends paid to preference shareholders	(25)	—
Dividends paid to minority interest	(8)	(16)
Other	28	—

Cash provided by financing activities	1,512	828
Effect of exchange rate changes on cash and cash equivalents	40	14

Net increase (decrease) in cash and cash equivalents	480	(67)
Cash and cash equivalents, beginning of period	365	354

Cash and cash equivalents, end of period	$845	$287

THE OFFERING

        The following is a summary of the principal terms of the mandatory convertible preference shares. See "Description of the Mandatory Convertible Preference Shares" for a more detailed description of the terms of the mandatory convertible preference shares.

        Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriter's option to purchase up to 112,500 additional mandatory convertible preference shares. As used in this "Offering" section, references to the "Company," "we," "us" or "our" refer only to Bunge Limited and not to its subsidiaries.

Securities offered	750,000 shares of 5.125% mandatory convertible preference shares (862,500 shares if the underwriter exercises its overallotment option in full), which we refer to in this prospectus supplement as the "mandatory convertible preference shares."
Liquidation preference	$1,000 per mandatory convertible preference share, plus an amount equal to the sum of all accumulated and unpaid dividends.
Option to purchase additional mandatory convertible preference shares	To the extent the underwriter sells more than 750,000 mandatory convertible preference shares, the underwriter has the option to purchase up to 112,500 additional mandatory convertible preference shares from us at the initial offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.
Dividends	Annual dividends of $51.25 per share payable quarterly on each March 1, June 1, September 1 and December 1, commencing March 1, 2008 when, as and if declared by the board of directors. Dividends will be paid in arrears on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the mandatory convertible preference shares will accumulate and be cumulative from November 7, 2007 and may be paid in cash, common shares or a combination of cash and common shares. Accumulated dividends on the mandatory convertible preference shares will not bear interest. See "Description of Mandatory Convertible Preference Shares—Dividends."
Redemption	We will not have the right to redeem the mandatory convertible preference shares.
Mandatory conversion date	December 1, 2010.
Mandatory conversion	On the mandatory conversion date, each mandatory convertible preference share will automatically convert into our common shares, based on the conversion rate as described below.

Holders of mandatory convertible preference shares on the mandatory conversion date will have the right to receive the dividend due on such date, including any accumulated and unpaid dividends on the mandatory convertible preference shares as of the mandatory conversion date (other than previously declared dividends on the mandatory convertible preference shares payable to holders of record as of a prior record date), to the extent we are legally permitted to pay such dividends. If we are not legally permitted to pay dividends on the mandatory conversion date, or if we have not declared all or any portion of the accumulated and unpaid dividends to such date, the conversion rate will be adjusted so that holders receive an additional number of common shares equal to the amount of accumulated and unpaid dividends divided by 97% of the "applicable market value" (as defined below) of our common shares, subject to a dividend cap. To the extent we do not deliver our common shares because of the dividend cap, we will pay the remaining portion of accrued and unpaid dividends in cash at such time and to the extent we are legally permitted to pay such dividends.
Conversion rate	The conversion rate for each mandatory convertible preference share will be not more than 9.6984 common shares and not less than 8.2190 common shares, depending on the applicable market value of our common shares, as described below, subject to certain anti-dilution adjustments.
The "applicable market value" of our common shares is the average of the volume-weighted average prices per common share during the 20 consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date. It will be calculated as described under "Description of Mandatory Convertible Preference Shares—Mandatory Conversion."
The conversion rate is subject to certain anti-dilution adjustments, as described under "Description of Mandatory Convertible Preference Shares—Anti-Dilution Adjustments."
The following table illustrates the conversion rate per mandatory convertible preference share subject to certain anti-dilution adjustments described under "Description of Mandatory Convertible Preference Shares—Anti-Dilution Adjustments."
Applicable Market Value on the Mandatory Conversion Date	Conversion Rate
greater than $121.67	8.2190
equal to or less than $121.67 but greater than or equal to $103.11	$1,000 divided by the applicable market value, which is between 8.2190 shares and 9.6984 shares
less than $103.11	9.6984

Optional conversion by the holder	At any time prior to December 1, 2010, you may elect to convert your mandatory convertible preference shares in whole or in part at the minimum conversion rate of 8.2190 common shares (subject to certain anti-dilution adjustments) per mandatory convertible preference share and will be entitled to receive an amount equal to all accumulated and unpaid dividends for all prior dividend periods ending on or prior to the dividend payment date immediately preceding the early conversion date to the extent we are legally permitted to pay such dividends (other than previously declared dividends on our mandatory convertible preference shares payable to holders of record as of a prior record date) as described under "Description of Mandatory Convertible Preference Shares—Conversion at the Option of the Holder." If we are not legally permitted to pay such dividends, or if we have not declared all or any portion of the accumulated and unpaid dividends to such date, such conversion rate will be adjusted so that holders receive an additional number of common shares equal to the amount of such accumulated and unpaid dividends divided by 97% of the average of the volume-weighted average prices of our common shares over the 20 consecutive trading day period ending on the third trading day immediately preceding the early conversion date, subject to a dividend cap. To the extent we do not deliver our common shares because of the dividend cap, we will pay the remaining portion of accrued and unpaid dividends in cash at such time and to the extent we are legally permitted to pay such dividends.
Conversion at the option of the holder upon a fundamental change; fundamental change make-whole amount	If we are the subject of specified fundamental changes on or prior to December 1, 2010, under certain circumstances, holders of the mandatory convertible preference shares will have the right to convert their mandatory convertible preference shares, in whole or in part, into common shares at the "fundamental change conversion rate." The applicable conversion rate will be determined based on the effective date and the price paid per common share in such transaction. Holders who convert mandatory convertible preference shares pursuant to a specified fundamental change will also receive a fundamental change dividend make-whole amount (payable at our option in cash, common shares or a combination of cash and common shares, subject to the dividend cap) equal to the present value of all remaining dividend payments on their mandatory convertible preference shares for all remaining dividend payment dates, to and including the mandatory conversion date to the extent we are legally permitted to pay such amounts, as described under "Description of Mandatory Convertible Preference Shares—Conversion at the Option of the Holder; Fundamental Change Dividend Make-Whole Amount."

Anti-dilution adjustments
The formula for determining the conversion rate and the number of common shares to be delivered upon conversion may be adjusted in the event of, among other things, (1) dividends or distributions of our common shares, (2) distributions of rights or warrants to purchase our common shares, (3) subdivisions or combinations of our common shares, (4) distributions of share capital, securities, cash or other assets, including spin-offs, (5) distributions of cash above a certain threshold and (6) self-tender or exchange offers for our common shares. See "Description of Mandatory Convertible Preference Shares—Anti-Dilution Adjustments."
Voting rights	Except as required by Bermuda law and the certificate of designation for the mandatory convertible preference shares and as set out in our bye-laws, the holders of the mandatory convertible preference shares will generally have no voting rights unless dividends payable on the mandatory convertible preference shares are in arrears for six or more dividend periods. In that event, the holders of the mandatory convertible preference shares, voting as a single class or with any other class or series of preference shares having similar voting rights, in proportion to the aggregate liquidation preference of each such class or series of preference shares, will be entitled at the next annual general meeting or special general meeting of our shareholders to elect two directors. These voting rights and the terms of the directors so elected, subject to our bye-laws and Bermuda law, will continue until such time as the dividend arrearage on the mandatory convertible preference shares has been paid in full. The affirmative vote or consent of holders of at least 66% of the issued and outstanding mandatory convertible preference shares will be required for amendments to our memorandum of association, bye-laws or certificate of designation that would vary adversely the rights of holders of the mandatory convertible preference shares.
Ranking	The mandatory convertible preference shares will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:
• senior to all of our common shares, our Series A Preference Shares and to all of our other shares issued in the future unless the terms of those shares expressly provide that they rank senior to or on a parity with, the mandatory convertible preference shares;
• on a parity with our outstanding 4.875% cumulative convertible perpetual preference shares and any series of our shares issued in the future, the terms of which expressly provide that they will rank on a parity with the mandatory convertible preference shares; and
• junior to all of our shares issued in the future, the terms of which expressly provide that such shares will rank senior to the mandatory convertible preference shares.

Use of proceeds	We intend to use the net proceeds from the offering to repay indebtedness and for general corporate purposes. See "Use of Proceeds."
United States federal income tax consequences	The material U.S. federal income tax consequences of purchasing, owning and disposing of the mandatory convertible preference shares and any common shares received upon conversion thereof are described in "Taxation—United States Federal Tax Considerations."
Listing	The mandatory convertible preference shares will not be listed on any securities exchange or included in any automated quotation system.
Book-entry, delivery and form	The mandatory convertible preference shares will initially be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company.
Common shares	Our common shares are listed for trading on the New York Stock Exchange under the symbol "BG."

Risk Factors

        An investment in the mandatory convertible preference shares involves certain risks that a potential investor should carefully evaluate prior to making an investment in the mandatory convertible preference shares. See "Risk Factors" beginning on page S-13 of this prospectus supplement and on page 2 on the accompanying prospectus.

Ratio of Earnings to Fixed Charges and Preference Share Dividends

        The ratio of earnings to fixed charges and preference share dividends for Bunge are set forth below for the six months ended June 30, 2007 and 2006 and for each year in the five-year period ended December 31, 2006.

        For purposes of computing the following ratios, earnings are defined as income before taxes plus fixed charges and amortization of capitalized interest less capitalized interest and preference share dividend requirements. Fixed charges consist of interest (capitalized and expensed), amortization of deferred debt issuance costs, that portion of rental expense that is representative of the interest factor and preference share dividend requirements of majority-owned subsidiaries.

Six Months Ended June 30,
		Year Ended December 31,
2007
	2006	2006	2005	2004	2003	2002
2.57x	1.59x	2.49x	2.66x	4.41x	3.71x	3.23x

RISK FACTORS

        An investment in the mandatory convertible preference shares involves risks. You should read and carefully consider each of the risks and uncertainties described below and the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus before making an investment in the mandatory convertible preference shares.

Risks Related to Our Business and Industries

        For a discussion of the risks related to our business and industries, see "Risk Factors" in the accompanying prospectus.

Risks Related to Our Mandatory Convertible Preference Shares

We may not be able to pay dividends on the mandatory convertible preference shares.

        Under Bermuda law, a company's board of directors may not declare or pay dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Issued share capital is the aggregate par value of our issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances.

The mandatory convertible preference shares rank junior to all of our liabilities and will not limit our ability to incur future indebtedness that will rank senior to the mandatory convertible preference shares.

        The mandatory convertible preference shares will rank on par in all respects with our outstanding 4.875% cumulative convertible perpetual preference shares. The mandatory convertible preference shares will rank junior to all of our liabilities. In the event of our bankruptcy, liquidation or winding-up, our assets will be available to make payments with respect to our obligations on the mandatory convertible preference shares only after all of our indebtedness and other liabilities have been paid. In addition, the mandatory convertible preference shares will effectively rank junior to all existing and future liabilities of our subsidiaries and, generally, any share capital of our subsidiaries held by others. The rights of holders of the mandatory convertible preference shares to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of that subsidiary's creditors and any such other equity holders. As of September 30, 2007, we had approximately $14 billion of total liabilities. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on the mandatory convertible preference shares. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the mandatory convertible preference shares, and the terms of the mandatory convertible preference shares will not limit the amount of such debt or other obligations that we may incur.

Our ability to issue preference shares in the future could adversely affect the rights of holders of the mandatory convertible preference shares and our common shares.

        Our board of directors is authorized to issue additional series of preference shares on parity with the mandatory convertible preference shares with respect to the payment of dividends and distribution of assets upon liquidation without any action on the part of holders of our mandatory convertible preference shares and our common shares. Our board of directors also has the power, without shareholder approval, to set the terms of any such series of preference shares that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common shares with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preference shares in the future that have preference over our common shares with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preference shares with voting rights that dilute the voting power of our common shares, the market price of our common shares could decrease, adversely affecting the value of the mandatory convertible preference shares.

You will bear the full risk of a decline in the market price of our common shares between the pricing date for the mandatory convertible preference shares and the mandatory conversion date.

        The number of our common shares that you will receive upon mandatory conversion is not fixed, but instead will depend on the applicable market value, which is the average of the volume-weighted average prices of our common shares over the 20-consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date. The aggregate market value of our common shares you receive upon mandatory conversion may be less than the aggregate liquidation preference of our mandatory convertible preference shares held by you. Specifically, if the applicable market value of our common shares is less than $103.11, which is the reference price, the aggregate market value of our common shares you receive upon mandatory conversion will be less than $1,000, and your investment in the mandatory convertible preference shares will result in a loss. Accordingly, you will bear the full risk of a decline in the market price of our common shares. Any such decline could be substantial.

The opportunity for equity appreciation provided by an investment in the mandatory convertible preference shares is less than that provided by a direct investment in our common shares.

        The market value of each of our common shares that you will receive upon mandatory conversion of each mandatory convertible preference share on the mandatory conversion date will only exceed the liquidation preference of $1,000 per share if the applicable market value of our common shares exceeds the threshold appreciation price of $121.67. The threshold appreciation price represents an appreciation of approximately 18% over the reference price of $103.11. In this event, you would receive on the mandatory conversion date 84.75% (which percentage is equal to the reference price divided by the threshold appreciation price) of the value of our common shares that you would have received if you had made a direct investment in our common shares on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in our mandatory convertible preference shares is less than that provided by a direct investment in our common shares.

        In addition, if the market value of our common shares appreciates and the applicable market value of our common shares is greater than the reference price but less than the threshold appreciation price, the aggregate market value of our common shares you receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the mandatory convertible preference shares and you will realize no equity appreciation on our common shares.

The adjustment to the conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you.

        If a fundamental change (as defined under "Description of Mandatory Convertible Preference Shares—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount") occurs prior to conversion, we will adjust the conversion rate for mandatory convertible preference shares converted during the fundamental change conversion period (as defined under "Description of Mandatory Convertible Preference Shares—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount") unless the share price is less than $40 or above $400 (in each case, subject to adjustment) and, with respect to those mandatory convertible preference shares converted, pay a fundamental change dividend make-whole amount together with accumulated and unpaid dividends, in cash or our common shares. The number of shares to be issued upon conversion in connection with a fundamental change will be determined as described under "Description of Mandatory Convertible Preference

Shares—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount". Although this adjustment to the conversion rate and the payment of the fundamental change dividend make-whole amount are designed to compensate you for the lost option value of your mandatory convertible preference shares and lost dividends as a result of a fundamental change, they are only an approximation of such lost value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to adjust the conversion rate in connection with a fundamental change and pay the fundamental change dividend make-whole amount (whether in cash or in our common shares) could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

If holders of our outstanding 4.875% cumulative convertible perpetual preference shares, or other convertible preference shares we may issue in the future, convert, you may experience immediate and substantial dilution.

        Holders of our outstanding 4.875% cumulative convertible perpetual preference shares may convert their convertible preference shares into our common shares at any time. In addition, we may in the future issue preference shares or other securities that are convertible at the holder's option into our common shares. If the holders of those securities convert their convertible preference shares or such other securities into common shares, you may experience immediate and potentially substantial dilution because the per share conversion price of those convertible preference shares may be higher than the net tangible book value per share of our issued and outstanding common shares.

The conversion rate of the mandatory convertible preference shares may not be adjusted for all dilutive events that may adversely affect the market price of the mandatory convertible preference shares or the common shares issuable upon conversion of the mandatory convertible preference shares.

        The number of our common shares that you are entitled to receive upon conversion of the mandatory convertible preference shares is subject to adjustment only for share splits and combinations, share dividends and specified other transactions. See "Description of Mandatory Convertible Preference Shares—Anti-Dilution Adjustments." However, other events, such as employee stock option grants or offerings of our common shares for cash or in connection with acquisitions, which may adversely affect the market price of our common shares, will not result in any adjustment. Further, if any of these other events adversely affects the market price of our common shares, it may also adversely affect the market price of the mandatory convertible preference shares. In addition, the terms of our mandatory convertible preference shares do not restrict our ability to offer common shares in the future or to engage in other transactions that could dilute our common shares. We have no obligation to consider the interests of the holders of our mandatory convertible preference shares in engaging in any such offering or transaction.

The trading prices for the mandatory convertible preference shares will be directly affected by the trading prices for our common shares, which are impossible to predict.

        The trading prices for the mandatory convertible preference shares in the secondary market will be directly affected by the trading prices of our common shares. Trading prices of our common shares may be volatile in response to a number of factors, including actual or anticipated variations in our quarterly or annual operating results, changes in conditions, trends or prospects in our industries and general economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of equity securities generally and sales of substantial amounts of common shares by us or others in the market after this offering, or the perception that such sales could occur, could affect the price of our common shares, thereby affecting the price of the mandatory convertible preference shares. See "Description of Share Capital—Registration Rights Agreement" in the accompanying prospectus for more information about the registration rights we have granted to certain holders of our common shares.

        The sale of substantial amounts of our common shares could adversely impact the market price of our common shares, which could in turn negatively affect the trading price of the mandatory convertible preference shares. In addition, the price of our common shares could also be affected by possible sales of our common shares by investors who view the mandatory convertible preference shares as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common shares. The hedging or arbitrage could, in turn, negatively affect the trading price of the mandatory convertible preference shares.

Holders of the mandatory convertible preference shares will have no rights as a holder of our common shares until they acquire, upon conversion, our common shares.

        Until you acquire our common shares upon conversion, you will have no rights with respect to our common shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common shares. Upon conversion, you will be entitled to exercise the rights of a holder of common shares only as to matters for which the record date occurs after the conversion date.

The mandatory convertible preference shares have never been publicly traded and an active trading market for such shares may not develop.

        Prior to this offering, there has been no public market for the mandatory convertible preference shares and an active trading market may not develop, or, if developed, may not be maintained. There is no plan to list the mandatory convertible preference shares on any securities exchange or to include them in any automated quotation system. Although the underwriter has advised us that it intends to facilitate secondary market trading by making a market in the mandatory convertible preference shares, it is not obligated to do so and may discontinue market making activities at any time. Accordingly, if an active market is not developed or sustained, the market price and liquidity of the mandatory convertible preference shares may be adversely affected. If a market for the mandatory convertible preference shares were to develop, the mandatory convertible preference shares could trade at prices that may be higher or lower than the initial offering price depending upon many factors, including the price of our common shares, prevailing interest rates, our operating results and the markets for similar securities.

You may not be able to immediately exercise your right to elect two directors if we default on the dividends on our mandatory convertible preference shares.

        Under the terms of the mandatory convertible preference shares, you will have the right to elect two directors if dividends are in arrears and unpaid for six or more quarterly periods (whether or not consecutive). In that event, you will be voting together with the holders of the 4.875% cumulative convertible perpetual preference shares and any such other series or classes of preference shares having similar voting rights as one class. We will facilitate the election or appointment of these two directors in a manner consistent with our bye-laws and Bermuda law. Our bye-laws currently limit the size of our board to not more than fifteen members. Although we currently have the ability to increase the size of our board from twelve directors to a maximum of fifteen directors, we may either appoint additional individuals to our board of directors or seek to amend our bye-laws to reduce the maximum number of directors permitted. As a result, we cannot be certain that the two directors to be elected by the holders of the mandatory convertible preference shares will be elected immediately upon the occurrence of the sixth quarterly dividend payment default.

You may be subject to tax upon an adjustment to the conversion rate of the mandatory convertible preference shares even though you do not receive a corresponding distribution.

        The conversion rate of the mandatory convertible preference shares is subject to adjustment in certain circumstances, including the payment of certain cash dividends. See "Description of Mandatory Convertible Preference Shares—Anti-Dilution Adjustments." If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, or otherwise increased, you may be deemed to have received for United States federal income tax purposes a taxable dividend to the extent of our earnings and profits, notwithstanding the fact that you do not receive any cash or other distributions. The amount that you would have to include in income would generally be equal to the value of the additional shares that you would receive upon conversion as a result of the adjustment to the conversion rate. See "Taxation—United States Federal Income Tax Considerations—U.S. Holders—Adjustment to Conversion Rate."

It is expected that non-corporate U.S. shareholders will be ineligible for the favorable United States federal income tax treatment that applies to dividend income received from certain corporations for dividends received on our mandatory convertible preference shares.

        Dividends received before January 1, 2011 by non-corporate U.S. shareholders on shares of certain foreign corporations will be subject to United States federal income tax at lower rates than other types of ordinary income if certain conditions are met. However, because our mandatory convertible preference shares are not readily tradable on an established securities market in the United States and there is no income tax treaty between Bermuda and the United States, we currently do not expect those conditions will be met. As a result, distributions on our mandatory convertible preference shares paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be taxable as ordinary income to U.S. shareholders and will not be entitled to a reduced rate of taxation. See "Taxation—United States Federal Income Tax Considerations—U.S. Holders—Distributions."

We may become a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. investors.

        Adverse United States federal income tax rules apply to U.S. investors owning shares of a "passive foreign investment company," or PFIC, directly or indirectly. We will be classified as a PFIC for United States federal income tax purposes if 50% or more of our assets, including goodwill (based on an annual quarterly average), are passive assets, or 75% or more of our annual gross income is derived from passive assets. The calculation of goodwill will be based, in part, on the then market value of our mandatory convertible preference shares and common shares, which is subject to change. Based on certain estimates of our gross income and gross assets and relying on certain exceptions in the applicable U.S. Treasury regulations, we do not believe that we are currently a PFIC. Such a characterization could result in adverse U.S. tax consequences to U.S. investors in our mandatory convertible preference shares and common shares. In particular, absent an election described below, a U.S. investor would be subject to United States federal income tax at ordinary income tax rates, plus a possible interest charge, in respect of gain derived from a disposition of our mandatory convertible preference shares and common shares, as well as certain distributions by us. In addition, a step-up in the tax basis of our mandatory convertible preference shares and common shares would not be available upon the death of an individual shareholder, and the preferential United States federal income tax rates generally applicable to dividends on our common shares held by certain U.S. investors would not apply. Since PFIC status is determined on an annual basis and will depend on the composition of our income and assets and the nature of our activities from time to time, we cannot assure you that we will not be considered a PFIC for the current or any future taxable year. If we are treated as a PFIC for any taxable year, U.S. investors may desire to make an election to treat us as a "qualified electing fund" with respect to shares owned (a QEF election), in which case U.S. investors will be required to take into account a pro rata share of our earnings and net capital gain for each year, regardless of whether we make any distributions. As an alternative to the QEF election, a U.S. investor may be able to make an election to "mark to market" our common shares each taxable year and recognize ordinary income pursuant to such election based upon increases in the value of our common shares. See "Taxation—United States Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Status."

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $735 million from this offering after deducting the underwriter's commissions and offering expenses payable by us.

        We intend to use approximately $520 million of the net proceeds from this offering to reduce indebtedness under our short- and long-term revolving credit facilities. The remaining net proceeds from this offering will be used to reduce indebtedness under our commercial paper program and for general corporate purposes, which may include the repayment of other indebtedness. As of September 30, 2007, borrowings under our revolving credit facilities had a weighted average interest rate of 6.12%, with an average maturity of 61 days. Indebtedness under our commercial paper program, as of September 30, 2007, had a weighted average interest rate of 5.88%, with an average maturity of 7 days.

        To the extent the underwriter exercises its option to purchase up to 112,500 additional mandatory convertible preference shares, we intend to use the net proceeds generated therefrom for general corporate purposes, which may include the repayment of indebtedness.

PRICE RANGE OF COMMON SHARES

        The following table sets forth, for the periods indicated, the high and low closing prices of our common shares, as reported on the New York Stock Exchange.

	High	Low
2007
Fourth quarter (through November 1)	$116.75	$102.19
Third quarter	$107.45	$81.00
Second quarter	$84.50	$71.81
First quarter	$85.26	$70.13
2006
Fourth quarter	$73.17	$57.85
Third quarter	$58.65	$49.99
Second quarter	$61.16	$48.23
First quarter	$60.29	$50.02
2005
Fourth quarter	$57.01	$48.30
Third quarter	$67.31	$51.95
Second quarter	$65.10	$48.99
First quarter	$57.75	$50.84

        On November 1, 2007, the closing sale price of our common shares, as reported by the New York Stock Exchange, was $103.11. To our knowledge, based on information provided by Mellon Investor Services LLC, our transfer agent, 120,925,444 of our common shares were held by approximately 159 registered holders as of October 29, 2007.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2007 on an actual basis and on an as adjusted basis to give effect to this offering and the application of the net proceeds from the sale of the mandatory convertible preference shares to repay indebtedness, as described under "Use of Proceeds."

        This table should be read in conjunction with our preliminary unaudited consolidated financial information for the three- and nine-month periods ended September 30, 2007 in "Summary—Preliminary Financial Results for the Three and Nine Months Ended September 30, 2007." In addition, this table should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2006 Annual Report and our audited consolidated financial statements for the year ended December 31, 2006 (as updated by and as included in our Current Report on Form 8-K filed with the SEC on November 1, 2007) and with "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited financial statements included in our Quarterly Reports, each of which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

	As of June 30, 2007
	Actual	As Adjusted
	(dollars in millions, except share data)
Cash and cash equivalents	$466	$466

Short-term debt, including current portion of long-term debt	$929	$394
Long-term debt:
Secured	7	7
Unsecured	1,109	909
6.78% Senior Guaranteed Notes, Series B, due 2009	53	53
7.44% Senior Guaranteed Notes, Series C, due 2012	351	351
7.80% Senior Notes due 2012	200	200
5.875% Senior Notes due 2013	300	300
4.375% Senior Notes due 2008	500	500
5.35% Senior Notes due 2014	500	500
5.10% Senior Notes due 2015	400	400
5.90% Senior Notes due 2017	250	250

Total long-term debt	$3,670	$3,470
Minority interest	506	506
Shareholders' equity:
Preference shares, par value $.01; 10,000,000 shares authorized; 6,900,000 cumulative convertible perpetual preference shares issued and outstanding, liquidation preference $100, actual and as adjusted; 750,000 mandatory convertible preference shares offered hereby issued and outstanding, liquidation preference $1,000, as adjusted	690	1,440
Common shares, par value $.01; 240,000,000 shares authorized; 120,796,245 shares issued and outstanding, actual and as adjusted(1)	1	1
Additional paid-in capital	2,737	2,722
Retained earnings	2,430	2,430
Accumulated other comprehensive loss	290	290

Total shareholders' equity	6,148	6,883

Total capitalization	$11,253	$11,253

(1)
Issued and outstanding common shares excludes any common shares issuable upon conversion of the 4.875% cumulative convertible perpetual preference shares or the mandatory convertible preference shares offered hereby, 3,916,144 common shares issuable upon the exercise of outstanding stock options and 1,174,783 common shares issuable in respect of outstanding time-based and performance-based restricted stock units, assuming all participants receive the target amount of such awards and no adjustment is made by the compensation committee of the board of directors of Bunge Limited.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERENCE SHARES

        The following is a summary of certain provisions of the certificate of designation of our 5.125% Cumulative Mandatory Convertible Preference Shares (which we will refer to as the "mandatory convertible preference shares"). We will file a copy of the certificate of designation for the mandatory convertible preference shares as an exhibit to a current report on Form 8-K. The following description is a summary of the material provisions of the mandatory convertible preference shares as set forth in the related certificate of designation. It does not purport to be complete. We refer you to the provisions of the certificate of designation, including the definitions of terms used in the certificate of designation. We urge you to read the certificate of designation because it, and not this description, defines your rights as a holder of mandatory convertible preference shares. See also "Description of Share Capital" in the accompanying prospectus for a description of general terms applicable to these mandatory convertible preference shares, a description of our common shares and certain provisions of Bermuda law.

        As used in this section, the terms the "Company," "us," "we" or "our" refer to Bunge Limited and not any of its subsidiaries.

General

        At the consummation of this offering, we will issue 750,000 mandatory convertible preference shares. In addition, we have granted the underwriter an option to purchase up to 112,500 additional mandatory convertible preference shares solely to cover over-allotments.

        When issued, the mandatory convertible preference shares, and any common shares issued upon the conversion of the mandatory convertible preference shares, will be fully paid and nonassessable. The holders of the mandatory convertible preference shares will have no preemptive or preferential right to purchase or subscribe to our shares, warrants or other securities of any class. Codan Services Limited in Bermuda is the registrar for our common shares. The transfer agent, branch registrar, redemption, conversion and dividend disbursing agent for the mandatory convertible preference shares and common shares is Mellon Investor Services LLC.

        Our mandatory convertible preference shares are subject to mandatory conversion, as described below in "—Mandatory Conversion," but are not redeemable by us.

Ranking

        The mandatory convertible preference shares, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, rank:

  •
  senior to all classes of our common shares, our Series A Preference Shares and each other class of shares or series of preference shares established after the original issue date of the mandatory convertible preference shares (which we will refer to as the "issue date"), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the mandatory convertible preference shares as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of shares or series of preference shares, collectively, as "junior shares");

  •
  on a parity, in all respects, with our outstanding 4.875% cumulative convertible perpetual preference shares and any class of shares or series of preference shares established after the issue date, the terms of which expressly provide that such class of shares or series of preference shares will rank on a parity with the mandatory convertible preference shares as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of shares or series of preference shares, collectively, as "parity shares"); and

  •
  junior to classes of shares, including series of preference shares, established after the issue date, the terms of which expressly provide that such class or series will rank senior to the mandatory convertible preference shares as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of shares or series of preference shares, collectively, as "senior shares").

        While any mandatory convertible preference shares are issued and outstanding, we may not authorize or issue any class or series of senior shares, or any security convertible into senior shares, without the affirmative vote or consent of the holders of at least 66% of the issued and outstanding mandatory convertible preference shares. Without the consent of any holder of mandatory convertible preference shares, however, we may authorize, increase the authorized amount of, or issue any class or series of parity shares or junior shares. See "—Voting Rights" below.

Dividends

        Holders of mandatory convertible preference shares will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 5.125% per share on the liquidation preference thereof of $1,000 per mandatory convertible preference share (equivalent to $51.25 per annum per share). Dividends on the mandatory convertible preference shares will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing March 1, 2008 (each, a "dividend payment date") at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the mandatory convertible preference shares, whether or not in any dividend period or periods such dividend has been declared. Dividends will be payable to holders of record as they appear on our register of members on the immediately preceding February 15, May 15, August 15 and November 15 (each, a "record date"). Accumulations of dividends on mandatory convertible preference shares shall not bear interest. Dividends payable on the mandatory convertible preference shares for any period less than a full dividend period (based upon the number of days elapsed during such period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

        No dividends or other distributions (other than a dividend or distribution or bonus issue payable solely in parity shares or junior shares (in the case of parity shares) or junior shares (in the case of junior shares) and cash in lieu of fractional shares) may be declared, made or paid, or set apart and/or reserved for payment upon, any parity shares or junior shares, nor may any parity shares or junior shares be redeemed, repurchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any parity shares or junior shares) by us or on our behalf (except by conversion into or exchange for parity shares or junior shares (in the case of parity shares) or junior shares (in the case of junior shares)) unless all accumulated and unpaid dividends have been, or contemporaneously are, declared and paid, or are declared and cash and/or such number of common shares, if any, sufficient for the payment thereof is set apart and/or reserved for such payment, on the mandatory convertible preference shares and any parity shares for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, repurchase or acquisition.

        Notwithstanding the preceding passage, if full dividends have not been paid on the mandatory convertible preference shares and any parity shares, dividends may be declared and paid on the mandatory convertible preference shares and such parity shares so long as the dividends are declared and paid on pro rata basis so that the amounts of dividends declared per share on the mandatory convertible preference shares and such parity shares will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the mandatory convertible preference shares and such parity shares bear to each other. Holders of the mandatory convertible preference shares will not be entitled to any dividend, whether payable in cash, property or common shares, in excess of full cumulative dividends.

        Our ability to declare and pay cash dividends and make other distributions with respect to our shares, including the mandatory convertible preference shares, may be limited by applicable Bermuda law. See "Risk Factors—Risks Related to Our Mandatory Convertible Preference Shares—We may not be able to pay dividends on the mandatory convertible preference shares."

Method of Payment of Dividends

        Subject to certain restrictions, we may generally, at our option, pay any dividend on the mandatory convertible preference shares:

  •
  in cash;

  •
  in our common shares; or

  •
  through any combination of cash and our common shares.

        If we elect to make any such payment, or any portion thereof, in common shares, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 97% of the average of the volume-weighted average prices (as defined below) of our common shares over the five consecutive trading day (as defined below) period ending on the second trading day immediately preceding the record date for such dividend.

        We will make each dividend payment on the mandatory convertible preference shares in cash, except to the extent we elect to make all or any portion of such payment in common shares as described above. If we elect to pay all or a portion of a dividend in common shares, we will give the holders of the mandatory convertible preference shares notice of such election and the portion of such payment that will be made in cash and the portion that will be made in common shares ten trading days prior to the record date for such dividend.

        Notwithstanding the foregoing, in no event will the number of our common shares we deliver in payment of all or a portion of a dividend as described above exceed a number equal to such total dividend payment divided by $34.37, which amount represents approximately one-third of the reference price (as defined below), subject to adjustment in the same manner as each fixed conversion rate as set forth under "—Anti-Dilution Adjustments." We refer to this provision as the "dividend cap." To the extent we do not deliver shares as a result of this dividend cap, we will, notwithstanding any notice by us to the contrary, pay the remaining unpaid dividend in cash at such time and to the extent we are legally permitted to do so.

        In connection with a dividend payment made using any common shares, no fractional common shares will be delivered to the holders of the mandatory convertible preference shares, but we will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a common share.

        We may not pay any portion of a dividend on the mandatory convertible preference shares in common shares unless (i) the common shares to be issued and delivered are freely transferable by the recipient without further action on its behalf or (ii) a shelf registration statement relating to those common shares has been filed with the SEC and is effective to permit the resale of the common shares by the holders thereof.

Liquidation Preference

        In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of mandatory convertible preference shares will be entitled to receive and to be paid out of our assets available for distribution to our shareholders, before any payment or distribution is made to holders of junior shares (including our common shares), a liquidation preference in the amount of $1,000 per mandatory convertible preference share, plus, upon voluntary or involuntary liquidation, winding-up or dissolution, an amount equal to accumulated and unpaid dividends on the mandatory convertible preference shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the mandatory convertible preference shares and all parity shares are not paid in full, the holders of the mandatory convertible preference shares and the parity shares will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and an amount equal to accumulated and unpaid dividends on the mandatory convertible preference shares and the parity shares. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the mandatory convertible preference shares will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger, consolidation or amalgamation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

        Neither our bye-laws nor the certificate of designation contains any provision requiring funds to be set aside to protect the liquidation preference of the mandatory convertible preference shares even though it is substantially in excess of the par value thereof.

Voting Rights

        The holders of the mandatory convertible preference shares will have no voting rights except as set forth in the certificate of designation and our bye-laws, as described below, or as otherwise required by Bermuda law from time to time.

        If dividends on the mandatory convertible preference shares are in arrears and unpaid for six or more dividend periods (whether or not consecutive), the holders of the mandatory convertible preference shares, voting as a single class with any other series of preference shares having similar voting rights that are exercisable, will be entitled at our next annual general meeting or special general meeting of shareholders to elect two directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board may be increased by such number of additional directors. Such voting rights and the terms of the directors so elected, subject to our bye-laws and Bermuda law, will continue until such time as the dividend arrearage on the mandatory convertible preference shares has been paid in full. We will facilitate the election or appointment of these two directors in a manner consistent with our bye-laws and Bermuda law. The terms of the directors so elected will be determined in accordance with our bye-laws. Under our bye-laws, our board of directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. If the rights of the holders of the mandatory convertible preference shares to elect such directors terminate before such directors' term of office would otherwise expire, our board may ask such directors to tender their resignation as directors upon termination of the rights of the holders of the mandatory convertible preference shares. See "Risk Factors—Risks Related to Our Mandatory Convertible Preference Shares—You may not be able to immediately exercise your right to elect two directors if we default on the dividends on our mandatory convertible preference shares."

        In addition, the affirmative vote or consent of the holders of at least 66% of the outstanding mandatory convertible preference shares will be required for the authorization or issuance of any class or series of senior shares (or any security convertible into senior shares) and for amendments to our memorandum of association, bye-laws or the certificate of designation for the mandatory convertible preference shares that would vary adversely the rights of holders of the mandatory convertible preference shares. The authorization of, the increase in the authorized number of common shares or undesignated preference shares or the issuance of any shares of any class or series of parity shares or junior shares, including common shares, will not require the consent of the holders of the mandatory convertible preference shares, and will not be deemed to vary adversely the rights of the holders of the mandatory convertible preference shares.

        In any case where the holders of the mandatory convertible preference shares are entitled to vote as a class, each holder of the mandatory convertible preference shares will be entitled to one vote for each mandatory convertible preference share. In any case where the holders of the mandatory convertible preference shares are entitled to vote as a class with holders of parity shares or other classes of shares or series of preference shares, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.

Redemption

        We will not have the right to redeem the mandatory convertible preference shares.

Mandatory Conversion

        Each mandatory convertible preference share, unless previously converted, will automatically convert on December 1, 2010 (the "mandatory conversion date"), into a number of common shares equal to the conversion rate described below. In addition to the common shares issuable upon conversion of each mandatory convertible preference share on the mandatory conversion date, holders will have the right to receive an amount equal to all accumulated and unpaid dividends on the mandatory convertible preference shares, for the then-current dividend period ending on the mandatory conversion date and all prior dividend periods (other than previously declared dividends on the mandatory convertible preference shares payable to holders of record as of a prior record date) to the extent we are legally permitted to pay such dividends. If on the mandatory conversion date we have not declared all or any portion of the accumulated and unpaid dividends to the mandatory conversion date, or if we are not legally permitted to pay any such dividends on such date, the conversion rate will be adjusted so that holders receive an additional number of our common shares equal to the amount of accumulated and unpaid dividends that have not been declared or paid divided by 97% of the average of the volume-weighted average prices (as defined below) of our common shares over the twenty consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date; provided that such additional number of common shares will not exceed the dividend cap. To the extent we do not deliver common shares as a result of this dividend cap, we will, notwithstanding any notice by us to the contrary, pay the remaining unpaid dividend in cash at such time and to the extent we are legally permitted to do so.

        The conversion rate, which is the number of our common shares issuable upon conversion of each mandatory convertible preference share on the mandatory conversion date (in addition to any common shares issued as dividends as described above in "—Method of Payment of Dividends"), will, subject to adjustment as described under "—Anti-Dilution Adjustments" below, be as follows:

  •
  if the applicable market value (as defined below) of our common shares is greater than $121.67, which we call the "threshold appreciation price," then the conversion rate will be 8.2190 common shares per mandatory convertible preference share (the "minimum conversion rate"), which is equal to $1,000 divided by the threshold appreciation price;

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  if the applicable market value of our common shares is less than or equal to the threshold appreciation price but equal to or greater than $103.11, which we call the "reference price," then the conversion rate will be equal to $1,000 divided by the applicable market value of our common shares, which will be between 8.2190 shares and 9.6984 shares; or

  •
  if the applicable market value of our common shares is less than the reference price, then the conversion rate will be 9.6984 common shares per mandatory convertible preference share (the "maximum conversion rate"), which is equal to $1,000 divided by the reference price.

        We refer to the minimum conversion rate and the maximum conversion rate collectively as the "fixed conversion rates." The fixed conversion rates, the reference price, the threshold appreciation price and the applicable market value are each subject to adjustment as described under "—Anti-Dilution Adjustments" below.

  Hypothetical Conversion Values

        For illustrative purposes only, the following table shows the number of common shares that a holder of our mandatory convertible preference shares would receive upon conversion of each mandatory convertible preference share at various applicable market values for our common shares. The table assumes that there will be no conversion adjustments as described below under "—Anti-Dilution Adjustments." The actual applicable market value of our common shares may differ from those set forth in the table below. Given a reference price of $103.11 and a threshold appreciation price of $121.67, a holder of our mandatory convertible preference shares would receive on the mandatory conversion date the number of our common shares per each mandatory convertible preference share set forth below:

Applicable Market Value of our Common Shares	Number of Our Common Shares to be Received upon Conversion	Conversion Value (Applicable Market Value Multiplied by the Number of our Common Shares to be Received upon Conversion)
$100.00	9.6984	$969.84
$103.11	9.6984	$1,000.00
$112.39	8.8976	$1,000.00
$121.67	8.2190	$1,000.01
$125.00	8.2190	$1,027.38

        Accordingly, assuming that the market price of our common shares on the mandatory conversion date is the same as the applicable market value, then:

  •
  if the market price for our common shares increases between the issue date and the mandatory conversion date such that the applicable market value of our common shares is greater than the threshold appreciation price, the aggregate market value of our common shares delivered upon conversion of each mandatory convertible preference share will be greater than the $1,000 liquidation preference of each mandatory convertible preference share;

  •
  if the market price for our common shares increases between the issue date and the mandatory conversion date such that the applicable market value of our common shares is equal to or less than the threshold appreciation price and equal to or greater than the reference price, the aggregate market value of our common shares delivered upon conversion of each mandatory convertible preference share will be equal to the $1,000 liquidation preference of each mandatory convertible preference share; and

  •
  if the market price for our common shares decreases between the issue date and the mandatory conversion date such that the applicable market value of our common shares is less than the reference price, the aggregate market value of our common shares delivered upon conversion of each mandatory convertible preference share will be less than the $1,000 liquidation preference of each mandatory convertible preference share.

  Definitions

        The expression "applicable market value" means the average of the volume-weighted average prices (as defined below) of our common shares over the 20 consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date. The "reference price" will be the closing price of our common shares on the New York Stock Exchange on November 1, 2007. The "threshold appreciation price" represents an approximately 18% appreciation over the reference price.

        The "volume-weighted average price" for our common shares (or for the consideration into which our common shares have been exchanged in connection with certain corporate transactions) means, on any trading day, the per share volume-weighted average price as displayed under the heading

"Bloomberg VWAP" on Bloomberg in respect of the period from the scheduled open of trading on the principal trading market for our common shares to the scheduled close of trading on such market on such trading day, or if such volume-weighted average price is unavailable, or in the case of such other consideration, the market value of one common share (or of such other consideration) on such trading day as we determine in good faith using, if reasonably practicable, a volume-weighted method.

        A "trading day" is a day on which our common shares:

  •
  are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

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  have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common shares.

Conversion at the Option of the Holder

        Other than during the fundamental change conversion period (as defined below under "—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount"), holders of the mandatory convertible preference shares have the right to convert their mandatory convertible preference shares, in whole or in part, at any time prior to the mandatory conversion date, into our common shares at the minimum conversion rate of 8.2190 common shares per mandatory convertible preference share, subject to adjustment as described under "—Anti-Dilution Adjustments" below.

        In addition to the number of common shares issuable upon conversion of each mandatory convertible preference share at the option of the holder on the effective date of any early conversion (which we refer to as the "early conversion date"), each converting holder will have the right to receive an amount equal to all accumulated and unpaid dividends on such converted mandatory convertible preference shares for all prior dividend periods ending on or prior to the dividend payment date immediately preceding the early conversion date (other than previously declared dividends on our mandatory convertible preference shares payable to holders of record as of a prior record date) to the extent we are legally permitted to pay such dividends. If on the early conversion date we have not declared all or any portion of the accumulated and unpaid dividends payable on such date, or if we are not then legally permitted to pay such dividends, the conversion rate will be adjusted so that holders receive an additional number of common shares equal to the amount of such unpaid dividends divided by 97% of the average of the volume-weighted average prices of our common shares over the twenty consecutive trading day period ending on the third trading day immediately preceding the early conversion date; provided that such additional number of common shares will not exceed the dividend cap. To the extent we do not deliver common shares as a result of this dividend cap, we will, notwithstanding any notice by us to the contrary, pay the remaining unpaid dividend in cash at such time and to the extent we are legally permitted to do so.

        Except as described above, upon any optional conversion of our mandatory convertible preference shares, we will make no payment or allowance for unpaid dividends on our mandatory convertible preference shares.

Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount

        General.    If a fundamental change (as defined below) occurs, holders of the mandatory convertible preference shares will have the right to convert their mandatory convertible preference shares, in whole or in part, into common shares and, with respect to such converted mandatory convertible preference shares, receive a fundamental change dividend make-whole amount (as defined below). To exercise this right, holders must submit their mandatory convertible preference shares for conversion at any time during the period (the "fundamental change conversion period") beginning on the effective date of such fundamental change (the "effective date") and ending at 5:00 p.m., New York City time, on the date that is 30 trading days after the effective date at the conversion rate specified in the table below (the "fundamental change conversion rate"). Upon conversion, holders will receive, per mandatory convertible preference share, a number of our common shares equal to the fundamental change conversion rate plus the sum of any accumulated and unpaid dividends and the fundamental change dividend make-whole amount (as defined below) to the extent we are legally permitted to make such payments.

        To the extent we are aware of such fundamental change, we will notify holders, at least ten trading days prior to the anticipated effective date of such fundamental change, of the anticipated effective date of such transaction. In addition, if we elect to deliver some or all of the amount of accumulated and unpaid dividends and the present value of all remaining dividend payments on your mandatory convertible preference shares for all remaining dividend periods, to but excluding the mandatory conversion date, in our common shares (as described below), such notice will indicate whether such amount will be payable in full in our common shares or any combination of cash and our common shares, and we will specify the combination in the notice. Holders of mandatory convertible preference shares who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their mandatory convertible preference shares at the fundamental change conversion rate or to receive the fundamental change dividend make-whole amount.

        A "fundamental change" will be deemed to have occurred upon the occurrence of any of the following:

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  we consolidate with, amalgamate or merge with or into, another person, or any person consolidates with, or amalgamates or merges with or into, us, other than pursuant to a transaction in which the persons that "beneficially owned" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, our voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person in substantially the same proportion among themselves as such ownership immediately prior to such transaction;

  •
  the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than pursuant to a transaction in which persons that "beneficially owned" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of such person or group;

  •
  the adoption of a plan the consummation of which would result in our liquidation or dissolution;

  •
  the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting shares;

  •
  during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose appointment by such board of directors or whose nomination for election by our shareholders was approved by a vote of 66% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

  •
  our common shares cease to be listed on a national securities exchange or an over-the-counter market in the United States.

        However, a fundamental change will not be deemed to have occurred in the case of a merger, consolidation or amalgamation, if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger, consolidation or amalgamation consists of common shares or stock (as appropriate) of a company incorporated or organized under the laws of Bermuda, the United States or any political subdivision thereof, any full member state of the European Union, Canada, or any political subdivision thereof, Australia or Switzerland and traded on a national securities exchange or on an over-the-counter market in the United States (or which will be so traded or quoted when issued or exchanged in connection with such transaction).

        The phrase "all or substantially all" of our assets is likely to be interpreted by reference to applicable law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of "all or substantially all" of our assets.

        Fundamental Change Conversion Rate.    The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the transaction and the price (the "common share price") paid per common share in such transaction. If the holders of our common shares receive only cash in the fundamental change, the common share price shall be the cash amount paid per common share. Otherwise the common share price shall be the average closing price of our common shares over the ten consecutive trading day period ending on the trading day preceding the effective date.

        The common share prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our mandatory convertible preference shares are adjusted. The adjusted common share prices will equal the common share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the common share price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth under "—Anti-Dilution Adjustments."

        The following table sets forth the fundamental change conversion rate per mandatory convertible preference share for each common share price and effective date set forth below.

	Common Share Price on Effective Date
Effective Date
	$40.00	$60.00	$80.00	$100.00	$103.11	$120.00	$121.67	$140.00	$160.00	$180.00	$200.00	$250.00	$300.00	$350.00	$400.00
November 7, 2007	9.0654	8.8620	8.5662	8.3476	8.3224	8.2214	8.2142	8.1593	8.1339	8.1272	8.1292	8.1443	8.1582	8.1682	8.1753
December 1, 2008	9.3343	9.1958	8.8555	8.5422	8.5033	8.3411	8.3291	8.2357	8.1883	8.1706	8.1665	8.1729	8.1809	8.1868	8.1909
December 1, 2009	9.5337	9.5200	9.2399	8.8063	8.7434	8.4693	8.4488	8.2931	8.2223	8.1994	8.1941	8.1967	8.2003	8.2030	8.2050
December 1, 2010	9.6984	9.6984	9.6984	9.6984	9.6984	8.3333	8.2190	8.2190	8.2190	8.2190	8.2190	8.2190	8.2190	8.2190	8.2190

        The exact common share prices and effective dates may not be set forth on the table, in which case:

  •
  if the common share price is between two common share price amounts on the table or the effective date is between two dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower common share price amounts and the two dates, as applicable, based on a 365-day year;

  •
  if the common share price is in excess of $400 (subject to adjustment as described above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment; and

  •
  if the common share price is less than $40 (subject to adjustment as described above), then the fundamental change conversion rate will be the maximum conversion rate, subject to adjustment.

        Fundamental Change Dividend Make-Whole Amount.    For any mandatory convertible preference shares that are converted during the fundamental change conversion period, in addition to the common shares issued upon conversion, we must, in our sole discretion, either:

          (a)   pay you an amount in cash equal to the sum of (i) all accumulated and unpaid dividends on your mandatory convertible preference shares to, but excluding, the date the holder receives the fundamental change dividend make-whole amount and (ii) the present value of all dividend payments on our mandatory convertible preference shares held by you for all remaining dividend periods to but excluding the mandatory conversion date (excluding any unpaid dividends accrued during the portion of the then-current dividend period through, but excluding, the date the holder receives the fundamental change dividend make-whole amount), in each case, to the extent we are legally permitted to do so (the "fundamental change dividend make-whole amount"), or

          (b)   increase the number of our common shares to be issued on conversion by a number equal to (x) the sum of all accumulated and unpaid dividends and the fundamental change dividend make-whole amount divided by (y) 97% of the common share price (as defined above) of our common shares; provided that, in no event shall we increase the number of our common shares to be issued in excess of the dividend cap.

        The present value of the remaining dividend payments will be computed using a discount rate equal to 6.50%. To the extent we are not legally permitted to pay all or any portion of the fundamental change dividend make-whole amount in cash, we will increase the number of our common shares to be issued on conversion as described under paragraph (b) above. In addition, to the extent paragraph (b) above applies and we do not deliver all or a portion of the fundamental change dividend make-whole amount in common shares as a result of the dividend cap, we will pay the remaining portion in cash, at such time and to the extent we are legally permitted to do so.

        Our obligation to deliver common shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

        If you elect to convert your mandatory convertible preference shares prior to the mandatory conversion date, in the manner described in "—Conversion at the Option of the Holder" or "—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount," you must observe the conversion procedures described below:

        If you hold your mandatory convertible preference shares through a beneficial interest in a global security, to convert you must deliver to The Depository Trust Company ("DTC") the appropriate instruction form for conversion pursuant to DTC's conversion program and, if required, pay funds equal to the dividend payable on the next dividend payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

        If you hold mandatory convertible preference shares in certificated form, to convert you must:

  •
  complete and manually sign the conversion notice on the back of the mandatory convertible preference shares certificate or a facsimile of the conversion notice;

  •
  deliver the completed conversion notice and the certificated mandatory convertible preference shares to be converted to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay funds equal to the dividend payable on the next dividend payment date to which you are not entitled; and

  •
  if required, pay all transfer or similar taxes, if any.

        The conversion date will be the date on which you have satisfied all of the foregoing requirements. You will not be required to pay any taxes or duties relating to the issuance or delivery of our common shares if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common shares in a name other than your own. Certificates representing common shares will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

        The person or persons entitled to receive the common shares issuable upon conversion of the mandatory convertible preference shares will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the common shares issuable upon conversion of the mandatory convertible preference shares will not be deemed to be outstanding for any purpose and you will have no rights with respect to such common shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common shares, by virtue of holding the mandatory convertible preference shares.

  Fractional Shares

        No fractional common shares will be issued to holders of our mandatory convertible preference shares upon conversion. In lieu of any fractional common shares otherwise issuable in respect of the aggregate number of mandatory convertible preference shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:

  •
  in the case of mandatory conversion or conversion in connection with a fundamental change, the average of the volume-weighted average prices of our common shares over the five consecutive trading day period preceding the trading day immediately preceding the conversion date; or

  •
  in the case of each early conversion at the option of a holder, the volume-weighted average prices of our common shares on the second trading day immediately preceding the conversion date.

        If more than one mandatory convertible preference share is surrendered for conversion at one time by or for the same holder, the number of our common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of mandatory convertible preference shares so surrendered.

Anti-Dilution Adjustments

        Each fixed conversion rate will be adjusted if:

        (1)   We issue common shares to all or substantially all of the holders of our common shares as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common shares entitled to receive such dividend or other distribution will be divided by a fraction:

  •
  the numerator of which is the number of our common shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and

  •
  the denominator of which is the sum of the number of our common shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of our common shares constituting such dividend or other distribution.

        Any adjustment made pursuant to this paragraph (1) will become effective immediately prior to 9:00 a.m., New York City time, on the day following the date fixed for such determination. If any dividend or distribution described in this paragraph (1) is declared but not so paid or made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this paragraph (1), the number of common shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of common shares. We will not pay any dividend or make any distribution on common shares held in treasury.

        (2)   We issue to all or substantially all holders of our common shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our common shares at less than the "current market price" (as defined below) of our common shares, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common shares entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

  •
  the numerator of which is the sum of the number of common shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of our common shares issuable pursuant to such rights or warrants, and

  •
  the denominator of which shall be the sum of the number of common shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of common shares equal to the quotient of (x) the aggregate price payable to exercise such rights or warrants divided by (y) the current market price of our common shares.

        Any adjustment made pursuant to this paragraph (2) will become effective prior to 9:00 a.m., New York City time, on the day following the date fixed for such determination. In the event that such rights or warrants described in this paragraph (2) are not so issued, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or our common shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be readjusted to such fixed conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of our common shares actually delivered. In determining the aggregate offering price payable for such common shares, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors). For the purposes of this paragraph (2), the number of common shares at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of common shares. We will not issue any such rights or warrants in respect of common shares held in treasury.

        (3)   We subdivide or combine our common shares, in which event the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

  •
  the numerator of which is the number of our common shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

  •
  the denominator of which is the number of our common shares outstanding immediately prior to such subdivision or combination.

        Any adjustment made pursuant to this paragraph (3) shall become effective at 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

        (4)   We distribute to all or substantially all holders of our common shares evidences of our indebtedness, share capital, securities, cash or other assets, excluding:

  •
  any dividend or distribution covered by paragraph (1) above;

  •
  any rights or warrants covered by paragraph (2) above;

  •
  any dividend or distribution covered by paragraph (5) below; and

  •
  any spin-off to which the provisions set forth below in this paragraph (4) shall apply,

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common shares entitled to receive such distribution will be multiplied by a fraction,

  •
  the numerator of which is the current market price of our common shares, and

  •
  the denominator of which is the current market price of our common shares minus the fair market value, as determined by our board of directors, on such date fixed for determination of the portion of the evidences of indebtedness, share capital, securities, cash or other assets so distributed applicable to one common share.

        In the event that we make a distribution to all or substantially all holders of our common shares consisting of share capital of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a "spin-off"), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the twelfth trading day after the "ex-date" for such distribution will be multiplied by a fraction,

  •
  the numerator of which is the sum of (i) the average closing price of our common shares for the ten trading day period beginning on, and including, the third trading day immediately following the "ex-date" for such distribution and (ii) the fair market value, as determined by our board of directors, of the portion of share capital or similar equity interests so distributed applicable to one common share as of the twelfth trading day after the "ex-date" for such distribution (or, if such shares of share capital or equity interests are listed on a national or regional securities exchange, the average closing price of such securities for the ten consecutive trading day period beginning on, and including, the third trading day immediately following the "ex-date" for such distribution), and

  •
  the denominator of which is the average closing price of our common shares for the ten trading day period beginning on, and including, the third trading day immediately following the "ex-date" for such distribution.

        Any adjustment made pursuant to this paragraph (4) shall become effective immediately prior to 9:00 a.m., New York City time, on the thirteenth trading day after the "ex-date" for such distribution. In the event that such distribution described in this paragraph (4) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under this paragraph (4) during any conversion period in respect of mandatory convertible preference shares that have been tendered for conversion, delivery of our common shares issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this paragraph (4).

        (5)   We make a distribution consisting exclusively of cash to all holders of our common shares, excluding (a) any cash dividend on our common shares to the extent that the aggregate cash dividend per common share does not exceed $0.17 in any fiscal quarter (the "dividend threshold amount"), (b) any cash that is distributed in a reorganization event (as described below) or as part of a distribution described in paragraph (4) above, (c) any dividend or distribution in connection with our liquidation, dissolution or winding up and (d) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, in which event, each fixed conversion rate in effect immediately prior to the close of business on the date fixed for determination of the holders of our common shares entitled to receive such distribution will be multiplied by a fraction:

  •
  the numerator of which will be the current market price of our common shares on the date fixed for such determination; and

  •
  the denominator of which will be the current market price of our common shares on the date fixed for such determination less the amount per common share of such dividend or distribution.

        If an adjustment is required to be made as set forth in this paragraph (5) as a result of a distribution that is (a) a regularly scheduled quarterly dividend, the amount per share of such dividend or distribution for purposes of the second bullet point above will be deemed to be the amount by which such dividend exceeds the applicable dividend threshold amount or (b) not a regularly scheduled quarterly dividend, the amount per share of such dividend or distribution for purposes of the second bullet point above will be deemed to be the full amount of such distribution.

        The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever fixed conversion rates are adjusted; provided that no adjustment will be made to the dividend threshold amount for adjustments made to the fixed conversion rates pursuant to this paragraph (5).

        (6)   We or any of our subsidiaries successfully complete a tender or exchange offer for our common shares, where the cash and the value of any other consideration included in the payment per common share exceeds the volume-weighted average price of our common shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the terms of the tender or exchange offer, in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the trading day next succeeding the date of expiration of the tender or exchange offer will be multiplied by a fraction:

  •
  the numerator of which shall be equal to the product of: (a) the volume-weighted average price of our common shares on the trading day next succeeding the date of expiration of the tender or exchange offer, multiplied by (b) the number of our common shares outstanding (including any shares validly tendered and not withdrawn) immediately prior to the date of expiration of the tender or exchange offer minus the number of our common shares validly tendered and not withdrawn as of the expiration time, and

  •
  the denominator of which will be equal to (a) the product of: (i) the volume-weighted average price of our common shares on the trading day next succeeding the date of expiration of the tender or exchange offer, multiplied by (ii) the number of our common shares outstanding (including any shares validly tendered and not withdrawn) immediately prior to the expiration of the tender offer or the exchange offer, minus (b) the amount of cash plus the fair market value, as determined by our board of directors, of the aggregate consideration payable for all the common shares purchased in such tender or exchange offer.

        Except with respect to a spin-off, in cases where the fair market value of assets (including cash), debt securities or certain rights, warrants or options to purchase our securities, applicable to one common share, distributed to shareholders:

  •
  equals or exceeds the average closing price of our common shares over the five consecutive trading day period ending on the trading day before the ex-date for such distribution, or

  •
  such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

        rather than being entitled to an adjustment in each fixed conversion rate, holders of the mandatory convertible preference shares will be entitled to receive upon conversion, in addition to our common shares, the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted its shares of the mandatory convertible preference shares immediately prior to the record date for determining the holders of our common shares entitled to receive the distribution.

        To the extent that we have a rights plan in effect with respect to our common shares or we adopt a rights plan prior to conversion of any mandatory convertible preference shares on any conversion date, no adjustment will be made to the conversion rate. Instead, upon conversion of any mandatory convertible preference shares, you will receive, in addition to our common shares, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common shares, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common shares as described in paragraph (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        For the purposes of the foregoing, the "current market price" of our common shares is the average of the closing prices of our common shares over the five consecutive trading day period ending on the trading day before the "ex-date" with respect to the issuance or distribution requiring such computation.

        The term "ex-date," when used with respect to any issuance or distribution, means the first date on which our common shares trade without the right to receive such issuance or distribution.

        The "closing price" of our common shares or any securities distributed in a spin-off, as the case may be, on any date of determination means:

  •
  the closing price on that date or, if no closing price is reported, the last reported sale price of our common shares or such other securities on the New York Stock Exchange on that date; or

  •
  if our common shares or such other securities are not traded on the New York Stock Exchange, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common shares or such other securities are so traded or, if no closing price is reported, the last reported sale price of our common shares or such other securities on the principal U.S. national or regional securities exchange on which our common shares or such other securities are so traded on that date; or

  •
  if our common shares or such other securities are not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for our common shares or such other securities in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

  •
  if our common shares or such other securities are not so quoted by Pink Sheets LLC or a similar organization, the market price of our common shares or such other securities on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

        In the event of:

  •
  any amalgamation, consolidation or merger of us with or into another person (other than an amalgamation, merger or consolidation in which we are the continuing or surviving corporation and in which our common shares outstanding immediately prior to the amalgamation, merger or consolidation are not exchanged for cash, securities or other property of us or another person);

  •
  any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

  •
  any reclassification of our common shares into securities including securities other than our common shares; or

  •
  any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);

        (each, a "reorganization event"), each mandatory convertible preference share outstanding immediately prior to such reorganization event shall, without the consent of the holders of the mandatory convertible preference shares, become convertible into units of the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its mandatory convertible preference shares into common shares immediately prior to such reorganization event (such securities, cash or other property, the "exchange property"). For purposes of the foregoing, (i) a "unit" of exchange property will be the type and amount of exchange property that a shareholder of one common share would have received in such reorganization event and (ii) the type and amount of exchange property in the case of any reorganization event that causes our common shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common shares that affirmatively make such an election. The number of units of exchange property for each mandatory convertible preference share converted following the effective date of such reorganization event will be determined by the applicable conversion rate then in effect on the applicable conversion date, determined as described above under "—Mandatory Conversion," "—Conversion at the Option of the Holder" and "—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount," as applicable. For purposes of determining the applicable conversion rate as described under "—Mandatory Conversion" above, the applicable conversion rate will be determined using the applicable market value of each unit of exchange property.

        Holders have the right to convert their shares of mandatory convertible preference shares early in the event of certain cash mergers as described under "—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount."

        In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common shares resulting from any dividend or distribution of our common shares (or issuance of rights or warrants to acquire our common shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

        In the event of a taxable distribution to holders of our common shares that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of mandatory convertible preference shares may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

        Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Prior to the mandatory conversion date, no adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least 1%, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that with respect to adjustments to be made to the conversion rate in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to 1% or more of the conversion rate no later than March 1 of each calendar year; provided, further, that on the mandatory conversion date, adjustments to the conversion rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

        No adjustment to the conversion rate need be made if holders may participate in the transaction that would otherwise give rise to such adjustment (without conversion and based on the applicable conversion rate on the relevant conversion date), so long as the distributed assets or securities the holders would receive upon conversion of the mandatory convertible preference shares, if such assets or securities are convertible, exchangeable, or exercisable, as applicable, without any loss of rights or privileges for a period of at least 30 days following conversion of the mandatory convertible preference shares.

        The applicable conversion rate will not be adjusted:

          (a)   upon the issuance of any common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common shares under any plan;

          (b)   upon the issuance of any common shares or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

          (c)   upon the issuance of any common shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the mandatory convertible preference shares were first issued;

          (d)   for a change in the par value of our common shares; or

          (e)   other than as described under "—Mandatory Conversion" and "—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount."

        We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of mandatory convertible preference shares. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

        If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the threshold appreciation price and the reference price solely for the purposes of determining which paragraphs of the definition of the conversion rate will apply on the conversion date. Each adjustment to the reference price, threshold appreciation price and the conversion rate will also result in an adjustment to the applicable market value to the extent an adjustment occurs during a 20 consecutive trading day period in which the applicable market value is being calculated.

Book-Entry, Delivery and Form

        The certificates representing the mandatory convertible preference shares will be issued in fully registered form. Ownership of beneficial interests in a global security will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through such participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered legal owner or holder of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the mandatory convertible preference shares represented by such global security for all purposes under the certificate of designation and the securities. No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the certificate of designation.

        Payments of dividends on the global security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we nor the party serving as registrar and transfer, conversion and dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        We understand that DTC is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

  •
  securities brokers and dealers;

  •
  banks and trust companies; and

  •
  clearing corporations and certain other organizations.

        Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the party serving as registrar and transfer, conversion and dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the global security and we do not appoint a successor depositary within 90 days, we will issue certificated shares in exchange for the global securities. Holders of an interest in a global security may receive certificated shares, at our option, in accordance with the rules and procedures of DTC in addition to those provided for under the certificate of designation. Beneficial interests in the global security held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant) or to the transfer agent in accordance with their respective customary procedures.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

TAXATION

        The following section summarizes the material tax consequences under Bermuda law and United States federal income tax considerations relating to the ownership of our preference shares and common shares.

Bermuda Tax Considerations

        At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

United States Federal Income Tax Considerations

        The following is a summary of certain United States federal income tax considerations of the ownership of our preference shares and common shares (collectively, "shares") into which preference shares may be converted, as of the date hereof. Except where noted, this summary deals only with shares held as capital assets (generally, for investment) and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  a person holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who is an investor in a partnership or other pass-through entity that holds our shares;

  •
  a United States person whose "functional currency" is not the U.S. dollar;

  •
  a United States person that holds more than 10% of the combined voting power of all of our classes of stock that are entitled to vote;

  •
  a "passive foreign investment company;"

  •
  a corporation that accumulates earnings to avoid United States federal income tax; or

  •
  a United States expatriate.

        The summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of

United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of shares that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source;

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        The term "non-U.S. holder" means a beneficial owner of shares (other than a partnership or other entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

        If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares, you should consult your own tax advisors.

        If you are considering the purchase of preference shares, we strongly encourage you to consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of shares, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

      Distributions

        The amount of any distribution to you with respect to the shares will be treated as a dividend, taxable as ordinary income (subject to certain exceptions discussed below), to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. Such a dividend will be income from sources outside the United States. To the extent the amount of such distribution exceeds our earnings and profits, the excess will be applied against and will reduce your adjusted tax basis (on a dollar-for-dollar basis) in the preference shares or common shares, as the case may be. Any amount in excess of your tax basis will be treated as capital gain. If we do not pay dividends on the preference shares, the accreted liquidation preference of the preference shares will increase, and such increase may give rise to deemed dividend income to the holders of the preference shares in the amount of all, or a portion of, such increase.

        Distributions on the preference shares may be paid in cash, common shares or a combination of cash and common shares at our discretion. If we pay a distribution in common shares, the amount of such distribution will equal the fair market value of such common shares on the distribution date. A U.S. holder's tax basis in such common shares will also equal the fair market value of such common shares on the distribution date and the holding period for such common shares will begin on the date following the distribution date.

        Dividends paid by us on the shares will not be eligible for the dividends-received deduction allowed to corporations. Furthermore, because our preference shares are not readily tradable on an established securities market in the United States and there is no income tax treaty between Bermuda and the United States, we do not expect that dividends we pay with respect to our preference shares will be eligible for preferential rates of United States federal income taxation.

        Subject to the passive foreign investment company ("PFIC") rules discussed below, dividends in respect of the common shares paid to certain U.S. holders (including individuals) may qualify for preferential rates of United States federal income tax provided that the common shares are readily tradable on an established securities market in the United States. Although the common shares are currently readily tradable on an established securities market in the United States, no assurances can be made that the common shares will remain readily tradable. U.S. holders are urged to consult their own tax advisors regarding their particular situations.

      Sale, Exchange or Other Taxable Disposition of Shares

        Subject to the PFIC discussion below, and except as described below with respect to a conversion of preference shares into common shares, upon a sale, exchange or other taxable disposition of shares, you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property you receive on the sale or other disposition and your adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year. Certain non-corporate U.S. holders (including individuals) are eligible for preferential rates of United States federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

      Conversion into Common Shares

        You generally will not recognize gain or loss upon the conversion of preference shares into common shares, provided that gain or loss may be recognized to the extent of any cash received in lieu of fractional shares, and any common shares attributable to dividends in arrears will be treated as a distribution as described above under "—Distributions."

        Except as discussed in the next sentence, your basis in common shares received upon conversion of preference shares (and any fractional shares treated as received and then exchanged for cash) will equal the basis of the converted preference shares and the holding period of such common shares will include the holding period of the converted preference shares. Common shares received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of exchange, and a new holding period which will commence on the day after the exchange.

      Adjustment to Conversion Rate

        The conversion rate of the preference shares will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of preference shares, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the preference shares (including, without limitation, adjustments in respect of taxable dividends paid to holders of common shares) may not qualify as being pursuant to a bona fide reasonable adjustment formula. In addition, an adjustment triggered by a fundamental change may not so qualify. If adjustments that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, U.S. holders of preference shares will be deemed to have received a distribution even though they have not received any cash or property. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described above under "—Distributions."

      Conversion of Preference Shares After Dividend Record Date

        If you exercise your right to convert the preference shares into common shares after a dividend record date but before payment of the dividend, then upon conversion, you generally will be required to pay to us in cash an amount equal to the portion of such dividend attributable to the current quarterly dividend period, which amount would increase the tax basis of the common shares received.

When the dividend is received, you would recognize the dividend payment in accordance with the rules described under "—Distributions" above.

      Passive Foreign Investment Company Status

        Special United States federal income tax rules apply to U.S. holders owning shares of a "passive foreign investment company" (a "PFIC") directly or indirectly. A non-U.S. corporation generally will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

  •
  at least 75% of its gross income is "passive income;" or

  •
  on average at least 50% of the gross value of its assets (including goodwill) is attributable to assets that produce passive income or are held for the production of passive income.

        For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions, other than gains derived from "qualified active sales" of commodities and "qualified hedging transactions" involving commodities, within the meaning of applicable Treasury regulations (the "Commodity Exception"). The calculation of goodwill will be based, in part, on the then market value of our preference shares and common shares, which is subject to change.

        Based on certain estimates of our gross income and gross assets available as of the date of this Offering and relying on the Commodity Exception, we do not believe that we were a PFIC for 2006 and we do not believe that we currently are a PFIC. However, since PFIC status will be determined on an annual basis and depends upon the composition of our income and assets (including, among others, less than 25% owned equity investments), and the nature of our activities (including our ability to qualify for the Commodity Exception and similar exceptions), from time to time, and since the manner in which the Commodity Exception should be applied is uncertain, there can be no assurance that we will not be considered a PFIC for the prior, current or any future taxable year. Moreover, we will not obtain an opinion of counsel, and no ruling will be sought from the Internal Revenue Service ("IRS") regarding our United States federal income tax characterization as a PFIC.

        If we are treated as a PFIC for any taxable year during which a U.S. holder held, or was treated as holding, our common or preference shares, certain adverse consequences could apply to the U.S. holder (see discussion below). For this reason, if we are treated as a PFIC for any taxable year, a U.S. holder may desire to make an election to treat us as a "qualified electing fund" (a "QEF") with respect to such U.S. holder. Generally, a QEF election should be made on or before the due date for filing the electing U.S. holder's United States federal income tax return for the first taxable year in which the shares are held by such U.S. holder and we are treated as a PFIC.

        If a timely QEF election is made, the electing U.S. holder will be required to annually include in gross income (i) as ordinary income, a pro rata share of our ordinary earnings, and (ii) as long-term capital gain, a pro rata share of our net capital gain, in either case, whether or not distributed by us. In the event that we incur a net loss for a taxable year, such loss will not be available as a deduction to an electing U.S. holder, and may not be carried forward or back in computing our ordinary earnings and net capital gain in other taxable years.

        In certain cases in which a QEF does not distribute all of its earnings in a taxable year, electing U.S. holders may also be permitted to elect to defer the payment of some or all of their United States federal income taxes on the QEF's undistributed earnings, subject to an interest charge on the deferred tax amount.

        If we determine that we are a PFIC for any taxable year during which a U.S. holder holds the shares, we will make commercially reasonable efforts to provide to a U.S. holder, upon written request, all information and documentation that the U.S. holder is reasonably required to obtain in connection with its making a QEF election for United States federal income tax purposes.

        While a U.S. investor is treated as owning stock of a PFIC to the extent that the U.S. investor holds an option to acquire such stock, a U.S. investor cannot make a QEF election with respect to such option or the stock underlying the option until the time of exercise. It is unclear how these rules would apply to the option represented by the conversion feature on our preference shares. Accordingly, it is possible that the common shares received upon the conversion of the preference shares will not be treated as stock of a QEF for such U.S. holder's entire holding period for the common shares, even if a QEF election was made with respect to the preference shares in the first taxable year in which we were determined to be a PFIC. In addition, it is unclear whether a U.S. holder that sells its preference shares would have to allocate its gain on the sale, if any, between the preference shares and the option represented by the conversion feature, in which case the QEF election made for the preference shares may not protect the gain allocated to the option from the adverse PFIC tax consequences discussed below.

        In general, if a U.S. holder fails to make a timely QEF election (or mark-to-market election, see discussion below) for any taxable year that we are treated as a PFIC, the United States federal income tax consequences to such U.S. holder will be determined under the so-called "interest charge" regime. Under such regime, (i) any gain derived from the disposition of PFIC stock (possibly including a gift, exchange in a corporate reorganization or grant as security for a loan), as well as any "excess distribution" that is received from the PFIC (i.e., a distribution that exceeds 125% of the average distributions from the shorter of the prior three years and the U.S. holder's holding period for the stock), would be treated as ordinary income that was earned ratably over each day in the U.S. holder's holding period for the PFIC stock, (ii) the portion of such gain or distribution that is allocable to prior taxable years, other than any year before we became a PFIC, would be subject to United States federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. holder, and (iii) an interest charge would be imposed on the resulting United States federal income tax liability as if such liability represented a tax deficiency for the past taxable years, other than any year before we became a PFIC. In addition, a step-up in the tax basis of the PFIC stock may not be available upon the death of an individual U.S. holder.

        IN MANY CASES, APPLICATION OF THE INTEREST CHARGE REGIME WILL HAVE SUBSTANTIALLY MORE ONEROUS UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAN WOULD RESULT TO A U.S. HOLDER IF A TIMELY QEF ELECTION WERE MADE. ACCORDINGLY, IF WE ARE TREATED AS A PFIC FOR ANY TAXABLE YEAR, U.S. HOLDERS OF THE COMMON SHARES ARE URGED TO CONSIDER CAREFULLY WHETHER TO MAKE A QEF ELECTION, AND THE CONSEQUENCES OF NOT MAKING SUCH AN ELECTION, WITH RESPECT TO AN INVESTMENT IN THE SHARES.

        As an alternative to the QEF election, and in lieu of being subject to the excess distribution rules discussed above, a U.S. holder of "marketable stock" in a PFIC may make a "mark-to-market" election, provided the PFIC stock is regularly traded on a "qualified exchange." Under applicable Treasury regulations, a "qualified exchange" includes a national securities exchange that is registered with the SEC or a national market system established under the Securities Exchange Act of 1934. Because our preference shares are currently not regularly traded on a qualified exchange, the mark-to-market election is currently unavailable for our preference shares. Currently, our common shares are traded on the New York Stock Exchange, which is a "qualified exchange." Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is regularly traded on such exchange for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. We cannot assure U.S. holders that the common shares will be treated as regularly traded stock in a PFIC pursuant to the applicable Treasury Regulations.

        If the mark-to-market election is made, the electing U.S. holder generally would (i) include in gross income, entirely as ordinary income, an amount equal to the difference between the fair market value of the PFIC stock as of the close of such taxable year and its adjusted tax basis in the stock, and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in gross income as a result of the mark-to-market election.

        The mark-to-market election is made with respect to marketable stock in a PFIC on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. Special rules would apply if the mark-to-market election were not made for the first taxable year in which a U.S. person owns stock of a PFIC.

        If we are treated as a PFIC, then dividends in respect of our common shares will not be eligible for the preferential rates of United States federal income tax described above under "Distributions." Furthermore, if we are treated as a PFIC, U.S. holders would be required to file an IRS Form 8621.

Non-U.S. Holders

      Distributions

        Payment of dividends (or deemed dividends) generally will not be taxable to a non-U.S. holder unless the dividends are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if a tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder).

      Sales and Other Taxable Dispositions

        In general, a non-U.S. holder will not be subject to United States federal income tax on any gain recognized on the sale of shares, unless:

  •
  such non-U.S. holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met; or

  •
  the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder).

      Effectively Connected Income

        If the non-U.S. Holder is engaged in a U.S. trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), the income from the shares, including dividends and the gain from the sale, conversion, redemption or other disposition, that is effectively connected with the conduct of that trade or business generally will be determined and will be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. holders (although non-U.S. holders will not be subject to the PFIC rules). In addition, if the non-U.S. holder is a corporation, its earnings and profits that are attributable to effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

      Information Reporting and Backup Withholding

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated November 1, 2007, we have agreed to sell to Citigroup Global Markets Inc. all of the mandatory convertible preference shares.

        The underwriting agreement provides that the underwriter is obligated to purchase all of the mandatory convertible preference shares if any are purchased, other than those mandatory convertible preference shares covered by the over-allotment option described below.

        We have granted to the underwriter a 30-day option to purchase up to 112,500 additional mandatory convertible preference shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the mandatory convertible preference shares.

        The underwriter proposes to offer the mandatory convertible preference shares initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering the underwriter may change the public offering price and concession and discount to broker/dealers.

        The following table sets forth the underwriting discounts and commissions.

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting discounts and commissions	$10.00	$10.00	$7,500,000	$8,625,000

        We estimate that expenses of this offering to be paid by us, not including underwriting discounts and commissions, will be approximately $400,000. The underwriter has agreed to reimburse us for these expenses incurred in connection with this transaction.

        The mandatory convertible preference shares are a new issue of securities with no established trading market. The underwriter intends to make a secondary market for the mandatory convertible preference shares. However, it is not obligated to do so and may discontinue making a secondary market for the mandatory convertible preference shares at any time without notice. No assurance can be given as to how liquid the trading market for the mandatory convertible preference shares will be.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any convertible preference shares, common shares or securities convertible into or exchangeable or exercisable for any common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, without the prior written consent of Citigroup Global Markets Inc. for a period of 90 days after the date of this prospectus supplement, except issuances of our share capital pursuant to the terms of the mandatory convertible preference shares and issuances of stock options, restricted stock or other awards granted pursuant to our equity incentive plan, 2007 non-employee directors' equity incentive plan, the non-employee directors' equity incentive plan or non-employee directors' deferred compensation plan, issuances of common shares pursuant to the exercise of an option or a warrant or the conversion of a security outstanding on the date hereof (including, without limitation, the 4.875% cumulative convertible perpetual preference shares) and upon the vesting and settlement of restricted stock units outstanding on the date hereof. In addition to these exceptions, we will be permitted to (a) issue common shares in connection with certain merger, amalgamation and acquisition transactions, provided that the recipient of such common shares agrees to be bound by the lock-up restrictions, and (b) facilitate the sale of common shares by certain of our shareholders pursuant to the terms of the registration rights agreement we have entered into with them. See "Description of Share Capital—Registration Rights Agreement" in the accompanying prospectus.

        Our executive officers, directors and certain key employees have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common shares or securities convertible into or exchangeable or exercisable for any common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Citigroup Global Markets Inc. for a period of 90 days after the date of this prospectus supplement. This agreement is subject to several exceptions that will, among others, permit executive officers, directors and certain key employees to each make a cashless exercise of an option outstanding on the date hereof, transfer common shares or mandatory convertible preference shares by gift, will, intestacy or operation of law, to affiliates, as distributions to trust beneficiaries or to pledge the common shares to a financial institution, and otherwise sell up to 25,000 common shares, provided that the recipient of such securities, in each case, agrees to be bound by the lock-up restrictions.

        We have agreed to indemnify Citigroup Global Markets Inc. against liabilities under the Securities Act, or contribute to payments which the underwriter may be required to make in that respect.

        In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriter of up to 112,500 mandatory convertible preference shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the mandatory convertible preference shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of mandatory convertible preference shares to close out the short position, the underwriter will consider, among other things, the price of mandatory convertible preference shares available for purchase in the open market as compared to the price at which it may purchase mandatory convertible preference shares through the over-allotment option. If the underwriter sells more mandatory convertible preference shares than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying mandatory convertible preference shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the mandatory convertible preference shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the mandatory convertible preference shares originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the mandatory convertible preference shares or preventing or retarding a decline in the market price of the mandatory convertible preference shares. As a result the price of the mandatory convertible preference shares may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

        This prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriter participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate securities for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter that will make internet distributions on the same basis as other allocations.

        In the ordinary course of their business, the underwriter and certain of its affiliates has in the past, and may in the future, engage in investment banking or other transactions of a financial nature with Bunge, including the provision of certain advisory services and the making of loans to Bunge and its affiliates, for which it has received customary compensation.

LEGAL MATTERS

        The validity of the mandatory convertible preference shares offered by this prospectus supplement and the accompanying prospectus and other legal matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda, our special Bermuda counsel. James M. Macdonald, a partner of Conyers Dill & Pearman, serves as our secretary. Certain other legal matters will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The financial statements incorporated in this prospectus supplement and accompanying prospectus by reference from Bunge Limited's Current Report on Form 8-K filed on November 1, 2007 and management's report on the effectiveness of internal control over financial reporting and the related financial statement schedule incorporated in this prospectus supplement and accompanying prospectus by reference from Bunge Limited's Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph relating to the adoptions of Statement of Financial Accounting Standards No. 158, Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006 and Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, on January 1, 2006, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and other information with the SEC. We have filed a registration statement on Form S-3 with the SEC regarding this offering. The registration statement of which this prospectus supplement and the accompanying prospectus is a part contains additional important information about us. We are permitted to omit from this prospectus supplement and the accompanying prospectus certain information that is included in the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. You should refer to the registration statement and its exhibits to read that information.

        You may read any document we file with the SEC, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, you may access our SEC filings through the SEC's website at www.sec.gov, and our website, www.bunge.com. Information contained in or connected to our website is not part of this prospectus supplement or the accompanying prospectus. Copies of reports and other information may also be inspected in the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this prospectus supplement and the accompanying prospectus.

        We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the date of the closing of the offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

        This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007.

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  Our Quarterly Reports on Form 10-Q for the three-month period ended March 31, 2007, filed on May 10, 2007, and for the three-month period ended June 30, 2007, filed on August 9, 2007.

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  Our Current Reports on Form 8-K filed on February 8, 2007 (but only with respect to Item 5.02), March 2, 2007, March 22, 2007, May 31, 2007, June 14, 2007, June 27, 2007, August 3, 2007 and November 1, 2007 (which updates certain information in the 2006 Annual Report).

        We will provide, without charge, to any person who receives a copy of this prospectus supplement and the accompanying prospectus, upon such recipient's written or oral request, a copy of any document this prospectus supplement incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Bunge Limited
50 Main Street
White Plains, New York 10606
Attention: Investor Relations
(914) 684-2800

        Except as provided above, no other information, including, but not limited to, information on our website is incorporated by reference in this prospectus supplement or the accompanying prospectus.

        Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded to the extent that such statement is made in any subsequently filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Preference Shares of
BUNGE LIMITED

Debt Securities of
BUNGE N.A. FINANCE L.P.
fully, unconditionally and irrevocably guaranteed by Bunge Limited

        Bunge Limited may offer from time to time preference shares.

        Bunge N.A. Finance L.P. may offer from time to time debt securities, which will be fully, unconditionally and irrevocably guaranteed by Bunge Limited.

        This prospectus provides you with a general description of the preference shares of Bunge Limited and its common shares that may be issued upon the exercise, conversion or exchange of, or as dividends or bonus issues on, as the case may be, the preference shares offered hereby and the debt securities of Bunge N.A. Finance L.P. The specific terms of the offered securities will be described in a prospectus supplement, which may add to or update the information in this prospectus.

        You should read this prospectus and the applicable prospectus supplement carefully before you invest. We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

        The offered securities may be offered in amounts, at prices and on terms determined by market conditions at the time of the offering. The issuer may sell the offered securities through agents it selects or through underwriters and dealers it selects. If the issuer uses agents, underwriters or dealers to sell the offered securities, it will name them and describe their compensation in a prospectus supplement.

        For a discussion of certain factors that you should consider before investing in the offered securities, see "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2007.

        We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus and any prospectus supplement or in any of the documents that are incorporated by reference in this prospectus or in any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

        The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

        Unless the context otherwise requires, the terms "Bunge," "Bunge Limited," "we," "us" and "our" mean, unless otherwise indicated, Bunge Limited and its consolidated subsidiaries.

        Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the common and preference shares of Bunge Limited to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

i

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties, trends and other factors discussed under the headings "Risk Factors" in this prospectus; in our Annual Report on Form 10-K for the year ended December 31, 2006, under the headings "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," "Item 1. Business—Business Overview," "Item 1A. Risk Factors" and elsewhere. Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

  •
  our operations, competitive position, strategy and prospects;

  •
  industry conditions, including the prices of agricultural commodities, energy and freight, cyclicality of the agribusiness industry, unpredictability of the weather and the impact of crop and animal disease on our business;

  •
  estimated demand for the commodities and other products that we sell;

  •
  the effects of economic, political or social conditions and changes in foreign exchange policy or rates;

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  our ability to complete, integrate and benefit from acquisitions, joint ventures and strategic alliances;

  •
  governmental policies affecting our business, including agricultural and trade policies;

  •
  our funding needs and financing sources; and

  •
  the outcome of pending regulatory and legal proceedings.

        In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements contained in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus or incorporated by reference therein not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We would like to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included in this prospectus, in any prospectus supplement or any document incorporated by reference herein or therein.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Bunge Limited and Bunge N.A. Finance L.P. have filed with the Securities Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, Bunge Limited may, from time to time, sell the preference shares described in the prospectus, in one or more offerings and Bunge N.A. Finance L.P. may, from time to time, sell debt securities guaranteed by Bunge Limited as described in the prospectus, in one or more offerings. The preference shares of Bunge Limited and debt securities of Bunge N.A. Finance L.P. are collectively referred to as "offered securities" and each of Bunge Limited and Bunge N.A. Finance L.P. is referred to as a "Registrant," and collectively as "Registrants," in this prospectus. This prospectus provides you with a general description of the offered securities the Registrants may offer. Each time a Registrant sells offered securities, it will provide a prospectus supplement, or more than one prospectus supplement, that will contain specific information about the terms of the offered securities. Each prospectus supplement may also add to, update or change the information contained or incorporated by reference in this prospectus. To the extent that any statement a Registrant makes in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with the information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act, and accordingly we file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and other information with the SEC.

        Bunge N.A. Finance L.P. is not required under the Exchange Act to file annual, quarterly and current reports, proxy statements and other information with the SEC. Accordingly, Bunge N.A. Finance L.P. does not, and will not, file separate financial statements with the SEC. Bunge N.A. Finance L.P.'s financial condition, results of operations and cash flows are consolidated into our financial statements.

        You may read any document we file with the SEC, including the documents incorporated by reference into this prospectus, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, you may access our SEC filings through the SEC's website at www.sec.gov, and our website, www.bunge.com. Information contained in or connected to our website is not part of this prospectus. Copies of reports and other information may also be inspected in the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or any prospectus supplement relating to an offering of our securities.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

        This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007, which we refer to as our 2006 Annual Report; and

  •
  Our Current Reports on Form 8-K filed on February 8, 2007 and March 2, 2007 (but, in each case, only with respect to Item 5.02).

  •
  Our definitive Proxy Statement filed on April 14, 2006 (but only with respect to the information under the following captions: "Election of Directors," "Section 16(a) Beneficial Ownership Reporting Compliance," "Corporate Governance—Board Meetings and Committees—Audit Committee," "Report of Audit Committee," "Corporate Governance—Corporate Governance Guidelines and Code of Ethics," "Executive Compensation," "Compensation Committee Report," "Share Ownership of Directors, Executive Officers and Principal Shareholders," "Certain Relationships and Related Party Transactions" and "Appointment of Independent Auditor.")

        We will provide, without charge, to any person who receives a copy of this prospectus, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Bunge Limited
50 Main Street
White Plains, New York 10606
Attention: Investor Relations
(914) 684-2800

        Except as provided above, no other information, including, but not limited to, information on our website is incorporated by reference in this prospectus.

        Any statement contained in this prospectus or in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded to the extent that such statement is made in any subsequently filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

BUNGE LIMITED

Our Business

        We are a leading global agribusiness and food company operating in the farm-to-consumer food chain. In 2006, we had total net sales of $26,274 million. We believe we are:

  •
  the world's leading oilseed processing company, based on processing capacity;

  •
  the largest producer and supplier of fertilizer to farmers in South America, based on volume; and

  •
  a leading seller of bottled vegetable oils worldwide, based on sales.

        We conduct our operations in three divisions: agribusiness, fertilizer and food products. These divisions include four reporting segments: agribusiness, fertilizer, edible oil products and milling products.

        Agribusiness.    Our agribusiness division is an integrated business involved in the purchase, storage, transport, processing and sale of grains and oilseeds. Our agribusiness operations and assets are primarily located in North and South America and Europe, and we also have operations in India and China and marketing and distribution offices throughout the world.

        Fertilizer.    Our fertilizer division is involved in every stage of the fertilizer business, from mining of raw materials to the sale of fertilizer products. The activities of our fertilizer division are primarily located in Brazil.

        Food Products.    Our food products division consists of two business segments: edible oil products and milling products. These segments include businesses that produce and sell food products such as edible oils, shortenings, margarine, mayonnaise and milled products such as wheat flours and corn products. The activities of our food products division are primarily located in North America, Europe, Brazil and India.

        Bunge Limited is a limited liability company formed under the laws of Bermuda. Bunge Limited's principal executive office and corporate headquarters is at 50 Main Street, White Plains, New York 10606, and its telephone number is (914) 684-2800. Bunge Limited's registered office is located at 2 Church Street, Hamilton, HM 11, Bermuda.

BUNGE N.A. FINANCE L.P.

        Bunge N.A. Finance L.P., a newly-formed Delaware limited partnership, is an indirect, 100%-owned subsidiary of Bunge Limited. Bunge N.A. Finance L.P. has no independent operations other than acting as a finance company for Bunge. Bunge N.A. Finance L.P. does not, and will not, file separate reports with the SEC.

        Bunge N.A. Finance L.P. has its principal executive offices and corporate headquarters at 50 Main Street, White Plains, New York 10606, and its telephone number is (914) 684-2800.

RISK FACTORS

        You should consider carefully the risks and uncertainties described below in addition to all the other information included or incorporated by reference into this prospectus before deciding to invest in any offered securities. Our business, financial condition or results of operations could be materially adversely affected by any of the risks and uncertainties described herein or therein. Additional risks not presently known to us or that we currently deem immaterial may also impair our financial condition and business operations. Additional risk factors related to the offered securities and other matters will be included in a prospectus supplement relating to a particular offering of offered securities.

Risks Relating to Our Business and Industries

The availability, demand for and price of agricultural commodities and agricultural commodity products can be affected by weather, disease and other factors beyond our control.

        Weather conditions have historically caused volatility in the agricultural commodities industry and consequently in our operating results by causing crop failures or significantly reduced harvests, which can adversely affect the supply and pricing of the agricultural commodities that we sell and use in our business, reduce the demand for our fertilizer products and negatively affect the creditworthiness of our customers and suppliers. The availability and price of agricultural commodities are also subject to other unpredictable factors, such as plantings, government farm programs and policies and changes in global demand resulting from population growth and changes in standards of living. In addition, the supply and price of agricultural commodities can be affected by factors such as plant disease, including Asian soybean rust, which has in recent years affected soybean crops in Brazil and the United States. These factors may also cause volatility in the agricultural commodities industry and, consequently, in our operating results.

We are vulnerable to cyclicality in the oilseed processing industry and increases in raw material prices.

        In the oilseed processing industry, the lead time required to build an oilseed processing plant can make it difficult to time capacity additions with market demand for oilseed products such as meal and oil. When additional processing capacity becomes operational, a temporary imbalance between the supply and demand for oilseed processing capacity might exist, which until it is corrected, negatively impacts oilseed processing margins. Oilseed processing margins will continue to fluctuate following industry cycles, which could negatively impact our profitability.

        Our food products and fertilizer divisions may also be adversely affected by increases in the price of agricultural commodities and fertilizer raw materials that are caused by market fluctuations beyond our control. As a result of competitive conditions in our food products businesses, we may not be able to recoup increases in the cost of raw materials through increases in sales prices for our products, which would adversely affect our profitability. In addition, increases in fertilizer prices due to higher raw material costs could adversely affect demand for our products.

We are subject to economic and political instability and other risks of doing business globally and in emerging markets.

        We are a global business with substantial assets located outside of the United States from which we derive a significant portion of our revenue. Our operations in South America and Europe are a fundamental part of our business. In addition, a key part of our strategy involves expanding our business in several emerging markets, including Eastern Europe and Asia. Volatile economic, political and market conditions in these and other emerging market countries may have a negative impact on our operating results and our ability to achieve our business strategies.

        We are exposed to currency exchange rate fluctuations because a significant portion of our net sales and expenses are denominated in currencies other than the U.S. dollar. Changes in exchange rates between the U.S. dollar and other currencies, particularly the Brazilian real, the Argentine peso and the European euro, affect our expenses that are denominated in local currencies, affect farm economics in those markets and may have a negative impact on the value of our assets located outside of the United States.

        We are also exposed to other risks of international operations, including:

  •
  increased governmental ownership, including through expropriation, and regulation of the economy in the markets where we operate;

  •
  inflation and adverse economic conditions resulting from governmental attempts to reduce inflation, such as imposition of higher interest rates and wage and price controls;

  •
  trade barriers on imports or exports, such as quotas or higher tariffs and taxes on imports of agricultural commodities and commodity products;

  •
  changes in the tax laws or potentially adverse tax regulations in the countries where we operate;

  •
  exchange controls or other currency restrictions; and

  •
  civil unrest or significant political instability.

        The occurrence of any of these events in the markets where we operate or in other markets where we plan to expand or develop our business could jeopardize or limit our ability to transact business in those markets and could adversely affect our revenues and operating results.

Government policies and regulations affecting the agricultural sector and related industries could adversely affect our operations and profitability.

        Agricultural production and trade flows are significantly affected by government policies and regulations. Governmental policies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies and import and export restrictions on agricultural commodities and commodity products, can influence industry profitability, the planting of certain crops versus other uses of agricultural resources, the location and size of crop production, whether unprocessed or processed commodity products are traded and the volume and types of imports and exports. In addition, international trade disputes can adversely affect agricultural commodity trade flows by limiting or disrupting trade between countries or regions. Future government policies may adversely affect the supply, demand for and prices of our products, restrict our ability to do business in our existing and target markets and could cause our financial results to suffer.

The expansion of our business through acquisitions and strategic alliances poses risks that may reduce the benefits we anticipate from these transactions.

        We have been an active acquirer of other companies, and we have strategic alliances and joint ventures with several partners. Part of our strategy involves acquisitions, alliances and joint ventures designed to expand and enhance our business. Our ability to benefit from acquisitions and alliances depends on many factors, including our ability to identify acquisition or alliance prospects, access capital markets at an acceptable cost of capital, negotiate favorable transaction terms and successfully integrate any businesses we acquire.

        Integrating businesses we acquire into our operational framework may involve unanticipated delays, costs and other operational problems. If we encounter unexpected problems with one of our acquisitions or alliances, our senior management may be required to divert attention away from other aspects of our businesses to address these problems.

        Acquisitions also pose the risk that we may be exposed to successor liability relating to actions by an acquired company and its management before the acquisition. The due diligence we conduct in connection with an acquisition, and any contractual guarantees or indemnities that we receive from the sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities. A material liability associated with an acquisition could adversely affect our reputation and results of operations and reduce the benefits of the acquisition.

We are subject to food and feed industry risks.

        We are subject to food and feed industry risks which include, but are not limited to, product spoilage or contamination, government regulation of the food and feed industry, including processing and labeling regulations, shifting customer and consumer preferences and concerns, including concerns regarding trans-fatty acids and, as further discussed below, genetically modified organisms as well as other environmental concerns, and potential product liability claims. These matters could adversely affect our revenues and operating results.

        The use of genetically modified organisms (GMOs) in food and animal feed has been met with varying acceptance in the different markets in which we operate. In some of the markets where we sell our products, most significantly the European Union and Brazil, government regulations limit sales or require labeling of GMO products. We may inadvertently deliver products that contain GMOs to customers that request GMO-free products. As a result, we could lose customers, incur liability and damage our reputation. In addition, in certain countries we may be subject to claims or other actions relating to the alleged infringement of intellectual property rights associated with our handling of genetically modified agricultural commodities, which could result in increased costs for our business.

        In addition, certain of our products are used as, or as ingredients in, livestock and poultry feed, and as such, we are subject to demand risks associated with the outbreak of disease in livestock and poultry, including, but not limited to, avian influenza. The outbreak of disease could adversely affect demand for our products used in livestock and poultry feed. A decrease in demand for these products could adversely affect our revenues and operating results.

We face intense competition in each of our divisions, particularly in our agribusiness and food products divisions.

        We face significant competition in each of our divisions, particularly in our agribusiness and food products divisions. We have numerous competitors, some of which may be larger and have greater financial resources than we have. In addition, we face significant competitive challenges outlined below.

        Agribusiness.    The markets for our products are highly price competitive and are sensitive to product substitution. We compete against large multinational, regional and national suppliers, processors and distributors and farm cooperatives. Competition is based on price, product and service offerings and geographic location.

        Food Products.    Several of the markets in which our food products division operates, particularly those in which we sell retail consumer products, are mature and highly competitive. In addition, consolidation in the supermarket industry has resulted in our retail customers demanding lower prices and reducing the number of suppliers with which they do business. To compete effectively in our food products division, we must establish and maintain favorable brand recognition, efficiently manage distribution, gain sufficient market share, develop products sought by consumers and other customers, implement appropriate pricing, provide marketing support and obtain access to retail outlets and sufficient shelf space for our retail products. In addition, sales of our soybean oil products could be subject to increased competition as a result of adverse publicity and labeling requirements in the U.S. associated with trans-fatty acids. If our competitors are able to offer or develop low trans-fatty acid products more economically or quickly than we can, our competitive position could suffer and our edible oil products segment revenues and profits could be negatively affected.

        Competition could cause us to lose market share, exit certain lines of business, increase expenditures or reduce pricing, each of which could have an adverse effect on our revenues and profitability.

We are subject to environmental regulation in numerous jurisdictions and may be exposed to liability as a result of our handling of hazardous materials and commodities storage operations.

        Our operations are regulated by environmental laws and regulations in the countries where we operate, including those governing the labeling, use, storage, discharge and disposal of hazardous materials. These laws and regulations require us to implement procedures for the handling of hazardous materials and for operating in potentially hazardous conditions, and they impose liability on us for the cleanup of any environmental contamination. In addition to liabilities arising out of our current and future operations for which we have ongoing processes to manage compliance with environmental obligations, we may be subject to liabilities for past operations at current facilities and in some cases to liabilities for past operations by us at facilities that we no longer own or operate. We may also be subject to liabilities for operations of acquired companies. In addition, the storage and processing of our products may create hazardous conditions. For example, we use hexane in our oilseed processing operations, and hexane can cause explosions that could harm our employees or damage our facilities. Our agricultural commodities storage operations also create dust that has caused explosions in our grain elevators. We may incur material costs or liabilities to comply with environmental requirements. In addition, changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on our business, financial condition and results of operations. See "Item 1. Business—Government Regulation" and "Item 1. Business—Environmental Matters" of our 2006 Annual Report.

We advance significant capital and provide other financing arrangements to farmers in Brazil and, as a result, our business and financial results may be adversely affected if these farmers are unable to repay the capital we have advanced to them.

        In Brazil, where there are fewer third-party financing sources available to farmers, we provide financing services to farmers from whom we purchase soybeans and other agricultural commodities through prepaid commodity purchase contracts and advances to farmers, which are typically secured by the farmer's crop and a mortgage on the farmer's land and other assets. At December 31, 2006 and 2005, we had approximately $866 million and $924 million in outstanding prepaid commodity purchase contracts and advances to farmers, respectively. We are exposed to the risk that the underlying crop will be unable to satisfy a farmer's obligation under the financing arrangements as a result of weather and crop growing conditions, fluctuations in commodity prices and other factors that influence the price, supply and demand for agricultural commodities. In addition, any collateral held by us as part of these financing transactions may not be sufficient to fully protect us from loss. In addition, we sell fertilizer on credit to farmers in Brazil. At December 31, 2006 and 2005, our total fertilizer segment accounts receivable were $746 million and $676 million, respectively. During 2006, approximately 63% of our fertilizer sales were made on credit. Furthermore, in connection with our fertilizer sales, we issue guarantees to a financial institution in Brazil related to amounts owed the institution by certain of our farmer customers. For additional information on our guarantees see Note 19 to our consolidated financial statements included as part of our 2006 Annual Report. In the event that the customers default on their payments to us or the financial institution under these financing arrangements, we would be required to recognize the associated bad debt expense or perform under the guarantees, as the case may be. Although our prior loss experience has been minimal, significant defaults by farmers under these financial arrangements could adversely affect our financial condition and results of operations.

We are a capital intensive business and depend on cash provided by our operations as well as access to external financing to operate and expand our business.

        We require significant amounts of capital to operate our business and fund capital expenditures. Our future funding requirements will depend, in large part, on our working capital requirements and the nature of our capital expenditures. We are required to make substantial capital expenditures to maintain, upgrade and expand our extensive network of storage facilities, processing plants, refineries, mills, mines, ports, transportation assets and other facilities to keep pace with competitive developments, technological advances and changing safety standards in our industry. In addition, the expansion of our business and pursuit of acquisitions or other business opportunities may require us to have access to significant amounts of capital. We intend to fund a portion of our future capital expenditures, working capital and other funding requirements from our cash flows provided by operating activities and from external sources of financing. If we are unable to generate sufficient cash flows or raise sufficient external financing on attractive terms to fund these activities, we may not be able to achieve our desired operating efficiencies and expansion plans, which may adversely impact our competitiveness and, therefore, our results of operations. In addition, significant unbudgeted increases in our capital expenditures could adversely affect us.

        As of December 31, 2006, we had $3,484 million in total indebtedness. Our indebtedness could limit our ability to obtain additional financing, limit our flexibility in planning for, or reacting to, changes in the markets in which we compete, place us at a competitive disadvantage compared to our competitors that are less leveraged than we are and require us to dedicate more cash on a relative basis to servicing our debt and less to developing our business. This may limit our ability to run our business and use our resources in the manner in which we would like.

        In June 2006, Standard & Poor's Ratings Services (S&P) and Fitch Ratings revised their outlook on the credit rating of our unsecured guaranteed senior notes to "BBB with a negative outlook" from "BBB with a stable outlook". Subsequently, on November 14, 2006, S&P lowered the credit rating on our unsecured guaranteed senior notes to "BBB- with a stable outlook" from "BBB with a negative outlook". Also, on July 31, 2006, Moody's Investors Service (Moody's) placed the Baa2 rating on our unsecured guaranteed senior notes under review for possible downgrade. Subsequently, on December 4, 2006, Moody's revised their outlook on the credit rating of our guaranteed senior unsecured notes to "Baa2 with a negative outlook" from "Baa2". We do not have any ratings downgrade triggers that would accelerate the maturity of our debt. However, credit rating downgrades would increase our borrowing costs under our credit facilities and, depending on their severity, affect our ability to renew existing or to obtain new credit facilities or access the capital markets in the future on favorable terms. We may also be required to post collateral or provide third-party credit support under certain agreements as a result of such downgrades. An interruption of our access to credit or a significant increase in our borrowing costs could impair our ability to compete effectively in our business relative to competitors with lower amounts of indebtedness and/or higher credit ratings.

Our risk management strategy may not be effective.

        Our business is affected by fluctuations in agricultural commodities prices, freight rates, energy prices, interest rates and foreign currency exchange rates. We engage in hedging transactions to manage these risks. However, our hedging strategy may not be successful in minimizing our exposure to these fluctuations. In addition, our control procedures and risk management policies may not successfully prevent our traders from entering into unauthorized transactions that have the potential to impair our financial position. See "Item 7A. Quantitative and Qualitative Disclosures About Market Risk" in our 2006 Annual Report.

Risks Relating to Our Common Shares

We are a Bermuda company, and it may be difficult for you to enforce judgments against us and our directors and executive officers.

        We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies or corporations incorporated in other jurisdictions. Most of our directors and some of our officers are not residents of the United States, and a substantial portion of our assets and the assets of those directors and officers are located outside the United States. As a result, it may be difficult for you to effect service of process on those persons in the United States or to enforce in the U.S. judgments obtained in U.S. courts against us or those persons based on civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Our bye-laws restrict shareholders from bringing legal action against our officers and directors.

        Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

We have anti-takeover provisions in our bye-laws and have adopted a shareholder rights plan that may discourage a change of control.

        Our bye-laws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors. These provisions provide for:

  •
  a classified board of directors with staggered three-year terms;

  •
  directors to be removed without cause only upon the affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution;

  •
  restrictions on the time period in which directors may be nominated;

  •
  our board of directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval; and

  •
  an affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution for some business combination transactions, which have not been approved by our board of directors.

        In addition, we have a shareholder rights plan which will entitle shareholders to purchase our Series A Preference Shares if a third-party acquires beneficial ownership of 20% or more of our common shares. In some circumstances, shareholders are also entitled to purchase the common stock of a company issuing shares in exchange for our common shares in a merger, amalgamation or tender offer or a company acquiring most of our assets. Although our shareholder rights plan is scheduled to terminate in August 2007, our board of directors could, under certain circumstances following such termination, adopt a new shareholder rights plan in the future.

        These provisions could make it more difficult for a third-party to acquire us, even if the third-party's offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. investors.

        Adverse U.S. federal income tax rules apply to U.S. investors owning shares of a "passive foreign investment company," or PFIC, directly or indirectly. We will be classified as a PFIC for U.S. federal income tax purposes if 50% or more of our assets, including goodwill (based on an annual quarterly average), are passive assets, or 75% or more of our annual gross income is derived from passive assets. The calculation of goodwill will be based, in part, on the then market value of our common shares, which is subject to change. Based on certain estimates of our gross income and gross assets available as of December 31, 2006 and relying on certain exceptions in the applicable U.S. Treasury regulations, we do not believe that we are currently a PFIC. Characterization as a PFIC could result in adverse U.S. tax consequences to U.S. investors in our common shares. In particular, absent an election described below, a U.S. investor would be subject to U.S. federal income tax at ordinary income tax rates, plus a possible interest charge, in respect of gain derived from a disposition of our shares, as well as certain distributions by us. In addition, a step-up in the tax basis of our shares would not be available upon the death of an individual shareholder, and the preferential U.S. federal income tax rates generally applicable to qualified dividend income of certain U.S. investors would not apply. Since PFIC status is determined by us on an annual basis and will depend on the composition of our income and assets and the nature of our activities from time to time, we cannot assure you that we will not be considered a PFIC for the current or any future taxable year. If we are treated as a PFIC for any taxable year, U.S. investors may desire to make an election to treat us as a "qualified electing fund" with respect to shares owned (a "QEF election"), in which case U.S. investors will be required to take into account a pro rata share of our earnings and net capital gain for each year, regardless of whether we make any distributions. As an alternative to the QEF election, a U.S. investor may be able to make an election to "mark to market" our shares each taxable year and recognize ordinary income pursuant to such election based upon increases in the value of our shares.

USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement, the Registrants will use the net proceeds from the sale of preference shares under this prospectus for working capital and other general corporate purposes, which may include, among other things, funding acquisitions and/or reducing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

        The ratio of earnings to fixed charges and preference share dividends for Bunge are set forth below for each year in the five-year period ended December 31, 2006.

        For purposes of computing the following ratios, earnings are defined as pretax income before minority interests in consolidated subsidiaries plus fixed charges and amortization of capitalized interest less capitalized interest and preference share dividend requirements. Fixed charges consist of interest expense (capitalized and expensed), amortization of deferred debt issuance costs, portion of rental expense that is representative of the interest factor and preference share dividend requirements.

	Year Ended December 31,
	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges and Preference Share Dividends	2.49x	2.66x	4.41x	3.71x	3.23x

PRICE RANGE OF COMMON SHARES

        The following table sets forth, for the periods indicated, the high and low closing prices of our common shares, as reported on the New York Stock Exchange.

	High	Low
2007
First quarter (to March 8, 2007)	$85.26	$70.13
2006
Fourth quarter	$73.17	$57.85
Third quarter	$58.65	$49.84
Second quarter	$60.82	$48.09
First quarter	$59.80	$49.74
2005
Fourth quarter	$57.01	$48.30
Third quarter	$67.31	$51.95
Second quarter	$65.10	$48.99
First quarter	$57.75	$50.84
2004
Fourth quarter	$57.08	$38.80
Third quarter	$40.98	$36.96
Second quarter	$41.27	$34.07
First quarter	$40.22	$32.99

        On March 8, 2007, the closing sale price of our common shares, as reported by the New York Stock Exchange, was $77.84. To our knowledge, based on information provided by Mellon Investor Services LLC, our transfer agent, 120,396,479 of our common shares were held by approximately 156 registered holders as of March 8, 2007.

DIVIDEND POLICY

        We intend to pay cash dividends to holders of our common shares on a quarterly basis. In addition, holders of our cumulative convertible perpetual preference shares are entitled to annual dividends in the amount of $4.875 per year, payable quarterly in cash, common shares or a combination of cash and common shares when, as and if declared by the board of directors. However, any future determination to pay dividends will, subject to the provisions of Bermuda law, be at the discretion of our board of directors and will depend upon then existing conditions, including our financial condition, results of operations, contractual and other relevant legal or regulatory restrictions, capital requirements, business prospects and other factors our board of directors deems relevant.

        Under Bermuda law, a company's board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

        We paid quarterly dividends on our common shares of $0.15 per share in the first two quarters of 2006 and $0.16 per share in the last two quarters of 2006. We paid a regular quarterly cash dividend of $.16 per share on February 28, 2007 to shareholders of record on February 14, 2007. On February 27, 2007, we announced that we will pay a regular quarterly cash dividend of $0.16 per share on May 31, 2007 to common shareholders of record on May 17, 2007. In addition, we paid an initial quarterly dividend of $1.36771 per share on our cumulative convertible perpetual preference shares on March 1, 2007 to preference shareholders of record on February 15, 2007. We also announced that we will pay a quarterly cash dividend of $1.21875 per share on our cumulative convertible perpetual preference shares on June 1, 2007 to shareholders of record on May 15, 2007.

DESCRIPTION OF SHARE CAPITAL

        The following briefly summarizes certain provisions of our memorandum of association, our bye-laws and applicable provisions of Bermuda law that would be important to holders of our common shares and preference shares. The following description may not be complete, may be supplemented in prospectus supplements and is subject to, and qualified in its entirety by reference to, the terms and provisions of our memorandum of association and bye-laws that are exhibits to the registration statement that contains this prospectus.

Share Capital

        Our authorized share capital consists of 240,000,000 common shares, par value $.01 per share, 240,000 Series A Preference Shares, par value $0.01 per share, 6,900,000 4.875% cumulative convertible perpetual preference shares, par value $0.01 per share, and 2,860,000 undesignated preference shares, par value $0.01 per share. As of December 31, 2006, we had 119,955,645 common shares issued and outstanding and 6,900,000 4.875% cumulative convertible perpetual preference shares issued and outstanding. All of our issued and outstanding shares are fully paid. Our common shares are traded on the New York Stock Exchange under the symbol "BG."

        Pursuant to our bye-laws, and subject to the requirements of any stock exchange on which our shares are listed, our board of directors is authorized to issue any of our authorized but unissued shares. Subject to certain exceptions, including public offers for cash, any issuance of common shares or securities convertible into common shares in excess of 20% of the voting power or number of the common shares outstanding before such issuance requires shareholder approval. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

        Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

        In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Preference Shares

        Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of us.

        Our board of directors has designated 240,000 preference shares as Series A Preference Shares, par value $0.01 per share, and 6,900,000 preference shares as 4.875% cumulative convertible perpetual preference shares, par value $0.01 per share. The terms of the Series A Preference Shares are summarized below under "—Shareholder Rights Plan." The terms of our issued and outstanding 4.875% cumulative convertible perpetual preference shares are described in the related Certificate of Designation filed as an exhibit to this registration statement that contains this prospectus. See "Where You Can Find More Information."

        A Prospectus Supplement Will Describe the Specific Terms of a Series of Preference Shares.    If we decide to issue preference shares, our board of directors will determine the financial and other specific terms of the series under a certificate of designation, which we will describe in a prospectus supplement accompanying this prospectus. Those terms may vary from the general terms described below. If there are differences between the prospectus supplement for a series and this prospectus, the prospectus supplement will control.

        Without limitation, the preference shares may be convertible into, or exchangeable for, common shares or shares of any other class or series of shares, if our board of directors so determines.

        The prospectus supplement relating to a particular series of preference shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

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  the offering price at which we will issue the preference shares;

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  the title, designation of number of preference shares and par value of the preference shares;

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  if our board of directors decides to pay dividends on a series of preference shares, the dividend rate, form of payment or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether (and if so, on what terms and conditions) dividends will be cumulative, and, if cumulative, the dates from which dividends will begin to accumulate and whether unpaid dividends will compound or accrue interest;

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  any conversion or exchange rights, and if so, the terms and conditions on which those preference shares may be converted or exchanged;

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  whether the preference shares will be subject to redemption (either at our option or at the option of their holders) and the redemption price and other terms and conditions relative to the redemption rights;

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  any liquidation rights or amounts payable in preference of shares of any other class or series in the event of our voluntary or involuntary liquidation, dissolution or winding-up, and whether the preference shares will be entitled to participate generally in distributions on the common shares under those circumstances;

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  any sinking fund provisions with respect to the redemption or purchase of the preference shares;

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  any voting rights in addition to the voting rights provided by Bermuda law, and if so, the terms and extent of those voting rights;

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  a discussion of U.S. federal income tax considerations applicable to a specific series of preference shares; and

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  any other relative rights, powers, preferences, privileges, limitations and restrictions that are not inconsistent with our bye-laws, including whether the preference shares are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which a resale may occur, any conditions to the resale and any right of a holder to substitute securities for the preference shares subject to resale.

        Dividends.    Holders of a series of preference shares will be entitled to receive dividends only when, as and if declared by our board of directors from funds available for payment of dividends under Bermuda law. The rates and dates of payment of dividends, if any, will be set forth in the applicable prospectus supplement relating to each series of preference shares. Dividends will be payable to holders of record of preference shares as they appear in our register of members on the record dates fixed by the board of directors. Dividends on any series of preference shares may be cumulative or noncumulative, as set forth in the applicable prospectus supplement. Under Bermuda law, we may not declare or pay a dividend if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due, or the realizable value of our assets would thereby be less than the aggregate of our liabilities and our issued share capital and share premium accounts. See "—General Provisions Applicable to Our Share Capital—Dividend Rights" for more information.

        Voting Rights; Transfer Restrictions.    The holders of a series of preference shares will have voting rights as set out in the applicable certificate of designation and described in the applicable prospectus supplement, and any such voting rights will be subject to limitations on voting rights as set out in the applicable certificate of designation and described in that prospectus supplement. In addition, any transfer restrictions applicable to a series of preference shares will also be described in the prospectus supplement applicable thereto.

        Liquidation Preferences.    In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preference shares will have the right described in the applicable prospectus supplement to receive distributions upon liquidation in the amount specified, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on our common shares or on any securities ranking junior to the preference shares upon liquidation, dissolution or winding-up.

        Redemption.    If so specified in the applicable prospectus supplement, a series of preference shares may be redeemable at any time, in whole or in part, at our option or the holder's, and may be mandatorily redeemed. Any restriction on the repurchase or redemption by us of our preference shares while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

        Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on preference shares called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

        Conversion or Exchange Rights.    The prospectus supplement relating to any series of preference shares that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for common shares, another series of our preference shares or any other securities registered pursuant to the registration statement of which this prospectus forms a part, or for securities of any third party.

        See also "—General Provisions Applicable to Our Share Capital" for additional information.

General Provisions Applicable to Our Share Capital

        Dividend Rights.    Under Bermuda law, a company's board of directors may not declare or pay dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Issued share capital is the aggregate par value of our issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preference shares.

        Variation of Rights.    If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 75% of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum shall be two or more persons holding or representing by proxy one-third of the issued shares of the class. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking senior to common shares will not be deemed to vary the rights attached to common shares.

        Transfer of Shares.    Our board of directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor's right to make the transfer as our board of directors shall reasonably require. Subject to these restrictions, a holder of common shares or preference shares may transfer the title to all or any of his common shares or his preference shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although, in the case of a fully paid share, our board of directors may accept the instrument signed only by the transferor. The board may also accept mechanically executed transfers. Share transfers may also be effected through our transfer agent and may be made electronically.

        Meetings of Shareholders.    Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that either the chairman or our board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, at least twenty-one days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the paid-up voting share capital.

        Any shareholder who wishes to propose business that may properly be moved by a shareholder at a general meeting (other than nomination of persons for election as directors) must give notice to us in writing in accordance with our bye-laws. The notice must be given not later than 120 days before the first anniversary of the date on which our proxy statement was distributed to shareholders in connection with our prior year's annual general meeting. If we did not hold an annual general meeting in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year's proxy statement, the notice must be given before the later of 150 days prior to the contemplated date of the annual general meeting and the date which is ten days after the date of the first public announcement or other notification of the actual date of the annual general meeting. In the case of business to be proposed at a special general meeting, such notice must be given before the later of 120 days before the date of the special general meeting and the date which is ten days after the date of the first public announcement or other notification of the date of the special general meeting. The notice must include the matters set out in our bye-laws.

        Access to Books and Records and Dissemination of Information.    Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's memorandum of association, including its objects and powers, and certain alterations to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders and by members of the general public without charge. The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection by members of the public without charge for not less than two hours in any business day. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

        Election and Removal of Directors.    Our bye-laws provide that our board may consist of between seven and 15 directors, the actual number to be determined by the board from time to time. Our board of directors currently consists of twelve directors. No more than two of our directors may be employed by us or by any other entity in our group. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age. However, our Corporate Governance Guidelines provide that no director having attained the age of 70 shall be nominated for re-election or re-appointment to our board.

        Only persons who are nominated in accordance with our bye-laws are eligible for election as directors. Any shareholder who wishes to nominate a person for election as a director must give notice to us in writing in accordance with our bye-laws. The notice must be given not later than 120 days before the first anniversary of the date on which our proxy statement was distributed to shareholders in connection with our prior year's annual general meeting. If we did not hold an annual general meeting in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year's proxy statement, the notice must be given before the later of 150 days prior to the contemplated date of the annual general meeting and the date which is ten days after the date of the first public announcement or other notification of the actual date of the annual general meeting. In the case of any notice of a nomination of a person by a shareholder for election as a director at a special general meeting, such notice must be given before the later of 120 days before the date of the special general meeting and the date which is ten days after the date of the first public announcement or other notification of the date of the special general meeting. The notice must include the information set out in our bye-laws and, in addition, we may require any nominee to furnish such other information as we may reasonably require to determine the eligibility of such nominee to serve as a director.

        A director may be removed for cause by a majority of shareholder votes cast at a meeting at which a quorum is present, provided notice is given to the director of the shareholders' meeting convened to remove the director. A director may be removed without cause upon the affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, provided notice is given to the director of the shareholders' meeting convened to remove the director. The notice must contain a statement of the intention to remove the director and, if the removal is for cause, a summary of the facts justifying the removal and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

        Our board of directors can fill any vacancy occurring as a result of the removal, resignation, insolvency, death or incapacity of a director. Our board of directors also can appoint persons to fill any newly created directorships, provided that such appointment requires the affirmative vote of not less than 66% of the directors then in office.

        Proceedings of Board of Directors.    Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law requires that our directors be individuals. There is no requirement in our bye-laws or Bermuda law that directors hold any of our shares.

        The remuneration of our directors is determined by our board of directors. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

        Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested, unless he or she is disqualified from voting by the chairman of the relevant board meeting. Under Bermuda law, a director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) cannot borrow from us (except loans made to directors who are bona fide employees or former employees pursuant to an employees' share scheme), unless shareholders holding 90% of the total voting rights have consented to the loan.

        Waiver of Claims by Shareholders; Indemnification of Directors and Officers.    Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that, in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts. Our bye-laws also indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty.

        Merger, Amalgamations and Business Combinations.    The merger or amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the merger or amalgamation agreement to be approved by the company's board of directors and by its shareholders. Such shareholder approval, unless the bye-laws otherwise provide, requires 75% of the shareholders voting at such meeting in respect of which the quorum shall be two persons at least holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or amalgamation (other than with certain affiliated companies) that has been approved by our board must only be approved by a majority of the votes cast at a general meeting of our shareholders at which the quorum shall be two or more persons representing more than one-half of the paid-up share capital carrying the right to vote. Any merger, amalgamation or other business combination (as defined in our bye-laws) not approved by our board must be approved by the holders of not less than 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

        Amendment of Memorandum of Association and Bye-Laws.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of the shareholders. In the case of the bye-laws relating to election of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66% of our directors then in office and of at least 66% percent of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, and, in the case of the bye-law relating to the removal of directors, the requisite affirmative votes are a simple majority of the directors then in office and at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, and, in the case of the bye-laws relating to the issuance of shares or other securities or instruments, the requisite affirmative votes are a simple majority of the directors then in office and at least 66% of the shares voting.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company's share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

        Appraisal Rights and Shareholder Suits.    Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder's shares may apply to a Bermuda court within one month of notice of the shareholders meeting to appraise the fair value of those shares.

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

        When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

        Capitalization of Profits and Reserves.    Pursuant to our bye-laws, our board of directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum credited to a reserve account or sums otherwise available for dividend or distribution by paying up in full partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

        Registrar or Transfer Agent.    A register of holders of the common shares and the 4.875% cumulative convertible perpetual preference shares is, and of any other preference shares we may issue will be, maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by Mellon Investor Services L.L.C., which does and will serve as branch registrar and transfer agent for the common shares and the 4.875% cumulative convertible perpetual preference shares and any other preference shares we may issue.

        Untraced Shareholders.    Our bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for twelve years from the date when such monies became due for payment. In addition, we are entitled to cease sending checks or dividend warrants by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the shareholder's new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

        Certain Provisions of Bermuda Law.    We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preference shares.

        The Bermuda Monetary Authority has given its consent for the issue and free transferability of our common shares and preference shares to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares or preference shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.

        This prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act 1981 of Bermuda. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

        In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Shareholder Rights Plan

        Our Board has adopted, and our shareholders have approved, an amended and restated shareholder rights plan. Under the rights plan, one right will be issued and will attach to each outstanding common share. Each right will entitle the holder, in certain circumstances, to purchase from us a unit consisting of one one-thousandth of a Series A Preference Share at an exercise price of $29.02 per right, subject to adjustment in certain events. Our rights plan expires on August 1, 2007. Our bye-laws permit our board of directors to adopt a new rights plan without the approval of our shareholders. Upon the expiration of our rights plan on August 1, 2007, our board of directors intends to adopt a policy requiring that it would only adopt a new rights plan if either (1) our shareholders have approved the adoption of such a rights plan before its effectiveness or (2) our board of directors, in the exercise of its fiduciary responsibilities and by a vote of a majority of the independent members of the board of directors, determines that, under the circumstances existing at the time, it is in our best interests for the board of directors to adopt a new rights plan without the delay that would be occasioned by seeking shareholder approval. The policy would require that if the board of directors adopts a new rights plan pursuant to clause (2), it will seek shareholder ratification of the rights plan within 12 months from the date of its adoption of the rights plan. If shareholder ratification is not obtained within 12 months of adoption, the rights plan will expire at the end of the 12-month period.

Registration Rights Agreement

        We granted to the shareholders of Mutual Investment Limited, who became shareholders of our company as part of our initial public offering in 2001, certain registration rights under a registration rights agreement. These shareholders currently have piggyback registration rights that provide the right, subject to certain conditions and limitations, to include common shares owned by them in any registration of our common shares or equity securities convertible into or exchangeable for our common shares made by us for our own account or the account of any other person, over a six year period beginning 180 days after the date of the prospectus relating to our initial public offering of August 2001. These shareholders have the right, therefore, to request that their common shares be included as a part of the registration statement that this prospectus forms a part or on another registration statement, in either case, to provide for resales of their common shares. We believe that, collectively, these shareholders own approximately 36.4 million common shares, all of which are subject to the terms of the registration rights agreement.

DESCRIPTION OF DEBT SECURITIES

        Bunge N.A. Finance L.P. ("BNAF") may issue debt securities from time to time in one or more distinct series. This section summarizes only certain of the terms of any debt securities that BNAF anticipates will be common to all series of debt securities that it may issue. The terms of any series of debt securities that BNAF may offer may differ significantly from the common terms described in this prospectus. The specific terms of any series of debt securities that BNAF will offer, and any differences from the common terms for an issuance of debt securities by BNAF described in this prospectus, will be described in the prospectus supplement for such debt securities that will accompany this prospectus. The debt securities of BNAF will be issued under an indenture between BNAF, Bunge Limited and a banking or financial institution, as trustee. We have filed a form of indenture for debt securities to be issued by BNAF as an exhibit to the registration statement of which this prospectus forms a part. The actual indenture that BNAF and Bunge Limited will enter into in connection with an offering of debt securities may differ significantly from the form of indenture we have filed.

        As this section is a summary of some of the terms of the debt securities that BNAF may offer under this prospectus, it does not describe every aspect of the debt securities. We urge you to read the prospectus supplement relating to an issuance of debt securities and the indenture relating to an issuance and the other documents we file with the SEC relating to the debt securities of BNAF because the indenture for those debt securities and those other documents, and not this description, will define your rights as a holder of the debt securities of BNAF. See "Where You Can Find More Information," for information on how to obtain copies of the indenture and any such other documents.

General

        Unless otherwise stated in a prospectus supplement for an offering of debt securities by BNAF, debt securities will not be secured by any property or assets of BNAF or of Bunge Limited and the securities will be senior debt securities, ranking equally with all of BNAF's other unsecured and unsubordinated indebtedness.

        You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement. BNAF will establish the following terms before issuance of the series:

  •
  the title of the debt securities;

  •
  whether the debt securities will be senior or subordinated debt securities;

  •
  the ranking of the debt securities;

  •
  if the debt securities are subordinated, the terms of subordination;

  •
  the aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued, and the date or dates when the principal of the debt securities will be payable or how those dates will be determined or extended;

  •
  the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, how the rate or rates will be determined, and the periods when the rate or rates will be in effect;

  •
  the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, whether and the terms under which payment of interest may be deferred, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

  •
  if the debt securities will be convertible into or exchangeable for common shares or preference shares of Bunge Limited or other debt securities at the option of BNAF or the option of the holders, the provisions relating to such conversion or exchange; the place or places, if any, other than or in addition to New York City, of payment, transfer or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

  •
  any optional redemption provisions and any restrictions on the sources of funds for redemption payments, which may benefit the holders of other securities;

  •
  any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

  •
  whether the amount of payments of principal of, any premium on, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

  •
  any covenants with respect to the debt securities and any changes or additions to the events of default described in this prospectus;

  •
  if not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

  •
  any changes or additions to the provisions concerning legal defeasance and covenant defeasance to be contained in the applicable indenture that will be applicable to the debt securities;

  •
  any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

  •
  if other than the trustee, the name of the paying agent, security registrar or transfer agent for the debt securities;

  •
  if BNAF does not issue the debt securities in book-entry form only to be held by The Depository Trust Company, as depository, whether BNAF will issue the debt securities in certificated form or the identity of any alternative depository;

  •
  the person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date;

  •
  the denomination or denominations in which the debt securities will be issued, if other than denominations of $1,000 or any integral multiples;

  •
  any provisions requiring BNAF to pay additional amounts on the debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether BNAF will have the option to redeem the debt securities rather than pay the additional amounts; and

  •
  any other material terms of the debt securities or the indenture, which may not be consistent with the terms set forth in this prospectus.

        For purposes of this prospectus, any reference to the payment of principal of, any premium on, or interest on the debt securities will include additional amounts if required by the terms of the debt securities.

        In most cases, the indenture will not limit the amount of debt securities that BNAF is authorized to issue from time to time. The indenture will also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. If a trustee is acting under the indenture with respect to more than one series of debt securities, the debt securities for which it is acting would be treated as if issued under separate indentures. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities of the separate series for which it is trustee.

        BNAF may issue debt securities with terms different from those of debt securities already issued. Subject to conditions that may be specified in a prospectus supplement relating to an offering of debt securities, BNAF may, without the consent of the holders of the outstanding debt securities, reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when it created that series.

        There is no requirement that BNAF issue debt securities in the future under the indenture, and it may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

        BNAF may issue the debt securities as "original issue discount securities," which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. The prospectus supplement relating to an issuance of any such debt securities will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Guarantee of the Debt Securities

        Bunge Limited will fully, unconditionally and irrevocably guarantee the due and punctual payment of the principal of, and interest on, the debt securities and any of the other obligations of BNAF under the applicable indenture with respect to the debt securities when and as the same shall become due and payable, whether at maturity or otherwise.

        Bunge Limited's guarantees for senior debt securities of BNAF would be unsecured and unsubordinated obligations of Bunge Limited and will rank equally with all other unsecured and unsubordinated obligations of Bunge Limited. The guarantee is expected to provide that in the event of a default in payment of principal of, or interest on, senior debt securities of a particular series, the holder of such series of senior debt securities may institute legal proceedings directly against Bunge Limited to enforce the applicable guarantee without first proceeding against BNAF.

        If BNAF issues subordinated debt securities, Bunge Limited's guarantees for subordinated debt securities of BNAF would be unsecured and subordinated obligations of Bunge Limited and will rank equally with all other unsecured and subordinated obligations of Bunge Limited. The guarantee is expected to provide that in the event of a default in payment of principal of, or interest on, subordinated debt securities of a particular series, the holder of such series of subordinated debt securities may institute legal proceedings directly against Bunge Limited to enforce the applicable guarantee without first proceeding against BNAF.

Covenants

        The prospectus supplement related to an issuance of debt securities by BNAF will set forth covenants that will impose limitations and restrictions on BNAF and will also set forth covenants which will be applicable to Bunge Limited and certain of its subsidiaries.

Events of Default

        Unless otherwise stated in the applicable prospectus supplement, each of the following will be an event of default under the indenture for debt securities of BNAF:

  (1)
  the default in any payment of interest on any note when due, continued for 30 days;

  (2)
  the default in the payment of principal of, or premium, if any, on, any note when due at its stated maturity, upon optional redemption or otherwise, upon declaration of acceleration or otherwise;

  (3)
  the failure by BNAF or Bunge Limited to comply for 60 days after written notice with its other agreements contained in the indenture;

  (4)
  the failure of BNAF, Bunge Limited or any subsidiary of Bunge Limited to (a) pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due, (b) pay interest on any such indebtedness beyond any provided grace period or (c) observe or perform any agreement or condition relating to such indebtedness, that has caused such indebtedness to become due prior to its stated maturity, and such acceleration has not been cured within 15 days after notice of acceleration; provided, however, that an event described in subclause (a), (b) or (c) above shall not constitute an event of default unless, at such time, one or more events of the type described in clauses (a), (b) or (c) shall have occurred or be continuing with respect to such indebtedness in an amount exceeding $50,000,000; or

  (5)
  certain events of bankruptcy, insolvency or reorganization of BNAF, Bunge Limited and certain subsidiaries of Bunge Limited.

A default under clause (3) above that has occurred and is continuing will not constitute an event of default under the indenture until the trustee or the holders of not less than 25% in principal amount of the outstanding notes notify BNAF or Bunge Limited, as the case may be, of the default and such default is not cured within the time specified in such clause (3) after receipt of such notice.

        If an event of default (other than an event of default described in clause (5) above) occurs and is continuing, the trustee by written notice to BNAF, or the holders of at least 25% in principal amount of the outstanding notes of a particular series by written notice to BNAF and the trustee, may, and the trustee at the request of such holders shall, declare the principal of and premium, if any, and accrued and unpaid interest, if any, on all the notes of a particular series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default described in clause (5) above occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on all the notes of a particular series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding notes of a particular series may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes of such series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing events of default, other than the nonpayment of the principal of and premium, if any, and interest on the notes of a particular series that have become due solely by such declaration of acceleration, have been cured or waived.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture of a particular series of notes at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

  •
  such holder has previously given the trustee written notice that an event of default under the indenture is continuing;

  •
  holders of at least 25% in principal amount of the outstanding notes of a particular series have requested in writing that the trustee pursue the remedy;

  •
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  •
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  •
  the holders of a majority in principal amount of the outstanding notes of a particular series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes of a particular series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the interest of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of and premium, if any, or interest on any note of a particular series, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, BNAF will be required to deliver to the trustee, within 10 days after becoming aware of the occurrence of any default, notice of such default, and in any event within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

Amendments and Waivers

        Modifications and amendments of an indenture may be made by BNAF, Bunge Limited and the trustee with the consent of the holders of a majority in principal amount of the notes then outstanding under the applicable indenture (including consents obtained in connection with a tender offer or exchange offer for the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

  •
  reduce the amount of notes whose holders must consent to an amendment of the applicable indenture or notes;

  •
  reduce the stated rate of or extend the stated time for payment of interest on any note;

  •
  reduce the principal of or change the stated maturity of any note;

  •
  reduce the amount payable upon the redemption of any note;

  •
  make any note payable in money other than that stated in the note;

  •
  impair the right of any holder to receive payment of principal of and premium, if any, and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

  •
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

  •
  release Bunge Limited or modify the guarantee other than in accordance with the applicable indenture.

        The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by BNAF with certain restrictive provisions of the applicable indenture. Subject to certain rights of the trustee as provided in the applicable indenture, the holders of a majority in aggregate principal amount of the notes, on behalf of all holders, may waive any past default under the applicable indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the applicable indenture cannot be modified or amended without the consent of the holder of each note that is affected.

        Without the consent of any holder, BNAF, Bunge Limited and the trustee may modify or amend the indenture to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  provide for the assumption by a successor or continuing company of the obligations of BNAF or Bunge Limited;

  •
  provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986, as amended (the Code), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

  •
  add additional guarantees with respect to any series of notes issued by BNAF;

  •
  secure any series of notes;

  •
  add to the covenants of BNAF or Bunge Limited for the benefit of the holders or surrender any right or power conferred upon BNAF or Bunge Limited;

  •
  make any change that does not adversely affect the interests of any holder;

  •
  provide for the issuance of additional notes; or

  •
  comply with any requirement of the U.S. Securities and Exchange Commission in connection with the qualification of the indenture under the U.S. Trust Indenture Act of 1939.

Defeasance

        BNAF at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including obligations relating to the defeasance trust, registering the transfer or exchange of the notes, replacing mutilated, destroyed, lost or stolen notes and maintaining a registrar and paying agent in respect of the notes. If BNAF exercises its legal defeasance option, the guarantee will terminate with respect to that series.

        BNAF at any time may terminate its obligations under certain covenants contained in the indenture and the events of default described in clauses (3), (4) and (5) under "—Events of Default" ("covenant defeasance").

        BNAF may exercise its legal defeasance option notwithstanding a prior exercise of its covenant defeasance option. If BNAF exercises its legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect thereto. If BNAF exercises its covenant defeasance option, payment of the notes may not be accelerated because of an event of default specified in clause (3), (4) or (5) under "—Events of Default" above.

        In order to exercise either defeasance option, BNAF must irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal of and premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law. If the legal defeasance option is exercised and complies with all necessary conditions, holders of notes would have to rely solely on the trust deposit for the payment of the notes and could not look to BNAF or Bunge Limited for payment in the event of any shortfall.

Governing Law

        The notes, the guarantee and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Consent to Jurisdiction

        Bunge Limited will irrevocably submit to the non-exclusive jurisdiction of any New York state court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the indenture, the notes or the guarantee, and will agree that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Currency Indemnity

        The obligation of BNAF to make any payments under the indenture, the notes or of Bunge Limited under the guarantee will be in U.S. dollars. Any amount received or recovered in a currency other than U.S. dollars as a result of any judgment or order given or made in a currency other than U.S. dollars in respect of an amount due under the indenture, the notes or the guarantee will constitute a discharge of Bunge Limited's obligation only to the extent of the amount in U.S. dollars that the holder of notes is able to purchase with the amount such holder receives or recovers. If the amount of U.S. dollars purchased by such holder of notes is less than the amount expressed to be due to such holder, Bunge Limited will indemnify the holder against any loss sustained as a result. In any event, Bunge Limited will indemnify the holder against the cost of any such purchase applicable guarantee without first proceeding against BNAF.

The Trustee Under the Indenture

        It is expected that the trustee under the indenture for the debt securities of BNAF will be U.S. Bank National Association. The trustee for each issuance of debt securities will be identified in the prospectus supplement relating to the issuance of debt securities. The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to these series.

BOOK ENTRY, DELIVERY AND FORM

Holders of Debt Securities

        Book-Entry Holders.    BNAF will issue debt securities in book-entry form only, unless the prospectus supplement relating to an offering of notes specifies otherwise. The debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

        Under the indenture, BNAF will recognize as a holder only the person in whose name a debt security is registered. Consequently, for debt securities issued in global form, BNAF will recognize only the depositary as the holder of the debt securities and BNAF will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners.

        The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

        As a result, purchasers of notes will not own the debt securities directly. Instead, such purchasers will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, purchasers of notes will be an indirect holder, and not a holder, of the debt securities.

        Street Name Holders.    In the future BNAF may terminate a global security or issue debt securities initially in non-global form. In these cases, you may choose to hold your debt securities in your own name or in "street name." Debt securities held in street name would be registered in the name of a bank, broker or other financial institution that you choose, and you would hold only a beneficial interest in those debt securities through an account you maintain at that institution.

        For debt securities held in street name, BNAF will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name you will be an indirect holder, and not a holder, of those debt securities.

        Legal Holders.    BNAF's obligations, as well as the obligations of the trustee and those of any third parties employed by BNAF or the trustee, run only to the legal holders of the debt securities. BNAF has no obligations to you if you hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether you choose to be an indirect holder of a debt security or have no choice because BNAF is issuing the debt securities only in global form.

        For example, once BNAF makes a payment or give a notice to the holder, it has no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if BNAF wants to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve BNAF of the consequences of a default or of our obligation to comply with a particular provision of the indenture) it would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is determined by the holders.

        When BNAF refers to you, BNAF means those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When BNAF refers to your debt securities, it means the debt securities in which you hold a direct or indirect interest.

        Special Considerations for Indirect Holders.    If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        BNAF will issue each debt security under the indenture in global form, unless BNAF specifies otherwise in the applicable prospectus supplement. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If global securities are issued, the following procedures will apply.

        BNAF will deposit global securities with the depositary identified in the prospectus supplement. After BNAF issues a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account holders are known as "participants." The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

        BNAF and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

        Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of BNAF, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or the maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        BNAF expects that the depositary, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's records. BNAF also expects that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of the participants.

        A global security is exchangeable for definitive securities registered in the name of, and a transfer of a global security may be registered to, any person other than the depositary or its nominee, only if:

  •
  the depository notifies BNAF that it is unwilling, unable or no longer qualified to continue as depository for that global security and BNAF does not appoint another institution to act as depository within 90 days;

  •
  if BNAF notifies the trustee that it wishes to terminate that global security; or

  •
  if an event of default has occurred and is continuing with regard to debt securities represented by that global security and the registrar has received a request from the depositary.

IN THE REMAINDER OF THIS DESCRIPTION "YOU" MEANS DIRECT HOLDERS AND NOT BOOK-ENTRY, STREET NAME OR OTHER INDIRECT OWNERS OF DEBT SECURITIES.

Form, Exchange, Registration and Transfer

        Debt securities may be issued:

  •
  only in fully registered form; and

  •
  without interest coupons.

        Holders may exchange their non-global debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange".

        Holders may exchange or transfer their certificated debt securities at the office of the trustee. BNAF will initially appoint the trustee to act as its agent for registering debt securities in the names of holders and transferring debt securities. BNAF may appoint another entity to perform these functions or perform them on its own. The entity performing the role of maintaining the list of registered holders is called the registrar. It will also perform transfers.

        Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if the trustee, as registrar, is satisfied with the holder's proof of legal ownership.

        If BNAF has designated additional registrars for your debt security, they will be named in the prospectus supplement to which your debt security relates. BNAF may appoint additional registrars or cancel the appointment of any particular registrar.

        If any debt securities are redeemable or may be repurchased and BNAF redeems or repurchases less than all those debt securities, BNAF may prohibit the transfer or exchange of those debt securities during the period beginning 15 days before the day BNAF mails the notice of redemption or repurchase and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. BNAF may also refuse to register transfers or exchanges of any debt security selected for redemption, except that BNAF will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

        If a debt security is issued as a global debt security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agent

        BNAF will only be required to make payment of the principal on a debt security if you surrender the debt security to the paying agent for that debt security. BNAF will only be required to make payment of principal and interest at the office of the paying agent, except that at its option, it may pay interest by mailing a check to the holder. Payment for debt security represented by global notes will be made by wire transfer of immediately available funds to the account specified by the depositary. Unless BNAF indicates otherwise in the applicable prospectus supplement, BNAF will pay interest (other than defaulted interest) to the person who is the holder at the close of business on the regular record date for that interest payment, even if that person no longer owns the debt security on the interest payment date.

        BNAF will specify in the applicable prospectus supplement the regular record date relating to an interest payment date for any debt security.

        Payment When Offices Are Closed.    If any payment is due on a debt security on a day that is not a business day, BNAF will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day unless the applicable prospectus supplement specifies otherwise.

        Paying Agent.    Unless otherwise specified in the applicable prospectus supplement, the trustee will be our initial paying agent. BNAF may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that BNAF must maintain a paying agent in each place of payment for each series of debt securities.

        Regardless of who acts as paying agent, all money paid by BNAF to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to BNAF. After that two-year period, the holder may look only to BNAF (or the guarantor) for payment and not to the trustee, any other paying agent or anyone else.

PLAN OF DISTRIBUTION

        The Registrants may sell the offered securities:

  •
  through agents;

  •
  to or through underwriters; or

  •
  directly to other purchasers.

        Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters' compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement.

        The Registrants (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        In connection with the sale of offered securities, the underwriters or agents may receive compensation from the Registrants or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell the offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from the Registrant and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

        The Registrant of the particular issue of offered securities will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        If so indicated in the prospectus supplement relating to a particular issue of offered securities, the Registrant will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from it under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

        The validity of the preference shares and common shares offered by Bunge Limited under this prospectus and other legal matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. James M. Macdonald, a partner of Conyers Dill & Pearman, serves as Bunge Limited's secretary. The validity of the debt securities offered by Bunge N.A. Finance L.P. and the related guarantee by Bunge Limited will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Certain other legal matters will be passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The financial statements, the related financial statement schedule and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Bunge Limited's Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph relating to the adoptions of Statement of Financial Accounting Standards No. 158, Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006 and Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, on January 1, 2006, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.